Exhibit 10.38

OFFICE LEASE AGREEMENT

BY AND BETWEEN

WELLS REIT – MULTI-STATE OWNER, LLC

AND

SAVIENT PHARMACEUTICALS, INC.

Bridgewater Crossing

400 Crossing Boulevard

Bridgewater, New Jersey

RIDER 1 - General Definitions

EXHIBIT A — Plan Showing Premises

EXHIBIT B — Work Agreement

EXHIBIT C — Rules and Regulations

EXHIBIT D — Certificate Affirming the Lease and Rent Commencement Dates

EXHIBIT E — Exercise Facility Consent and Waiver of Liability

EXHIBIT F — Form of SNDA

EXHIBIT G — Legal Property Description

EXHIBIT H — Project Site Plan

-i-

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is dated as of the 23rd day of January, 2012, by and between WELLS REIT – MULTI-STATE OWNER, LLC, a Delaware limited liability company (“Landlord”), and SAVIENT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

ARTICLE I

SPECIAL DEFINITIONS

1.1 Anticipated Delivery Date: One (1) business day after full execution and delivery of this Lease by both parties for the Fourth Floor Premises, and on March 22, 2012 for the Third Floor Premises.

1.2 Base Rent: the annual amount payable as set forth in the following table (net of electric):

Months	Base Rent Per Square Foot	Monthly Installment	Annual Installment

1-12	$28.25	$114,104.10	$1,369,249.25
13-24	$28.75	$116,123.65	$1,393,483.75
25-36	$29.25	$118,143.19	$1,417,718.25
37-48	$29.75	$120,162.73	$1,441,952.75
49-60	$30.25	$122,182.27	$1,466,187.25
61-72	$30.75	$124,201.81	$1,490,421.75
73-84	$31.25	$126,221.35	$1,514,656.25
85-96	$31.75	$128,240.90	$1,538,890.75
97-108	$32.25	$130,260.44	$1,563,125.25
109-120	$32.75	$132,279.98	$1,587,359.75
121-123	$33.25	$134,299.52	$1,611,594.25	*

*	Based on twelve (12) full calendar months.

1.3 Base Rent Annual Escalation: $0.50 per RSF per annum.

1.4 Broker(s): CB Richard Ellis, Inc. (“Landlord’s Broker”); and Jones Lang LaSalle Brokerage, Inc. (“Tenant’s Broker”).

1.5 Building: an eight (8) story building deemed to contain two hundred ninety-seven thousand three hundred seventy-nine (297,379) square feet of total Rentable Area (“Total Area”), located at 400 Crossing Boulevard, Bridgewater, New Jersey and known as Bridgewater Crossing, as more fully described in the Property Legal Description attached hereto as Exhibit G.

1.6 Building Hours: 8:00 a.m. to 6:00 p.m. Monday through Friday (excluding Holidays) and 9:00 a.m. to 1:00 p.m. on Saturday (excluding Holidays).

1.7 Expiration Date: 11:59 p.m. (local time at the Building) on the last day of the one hundred twenty-third (123rd) full month following the Lease Commencement Date.

1.8 Guarantor(s): Not applicable.

1.9 Holidays: New Year’s Day, Martin Luther King Jr. Day, President’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving Day and Christmas Day and any additional holidays commonly recognized by the U.S. Federal Government.

1.10 Improvements Allowance: the product of Forty-one and 50/100 Dollars ($41.50) multiplied by the RSF of the Premises.

1.11 Landlord Notice Address: c/o Piedmont Office Realty Trust, Inc., 11695 Johns Creek Parkway, Suite 350, Johns Creek, GA 30097 Attention: Asset Manager – East Region.

1.12 Landlord Payment Address: WELLS REIT – MULTI-STATE OWNER, LLC, 2129 Collection Center Drive, Chicago, IL 60693. At Landlord’s option upon at least thirty (30) days written notice, Tenant shall make all payments by means of electronic transfer of funds.

1.13 Lease Commencement Date: March 22, 2012.

1

1.14 Lease Term: Ten (10) years and three (3) full months from the Lease Commencement Date, subject to Section 3.1.

1.15 Operating Charges Base Year: calendar year 2012.

1.16 Permit Allotment: One hundred sixty-five (165) monthly parking permits (based on three and four-tenths (3.4) permits for each one thousand (1,000) square feet of Rentable Area in the Premises).

1.17 Premises: deemed to contain forty-eight thousand four hundred sixty-nine (48,469) square feet of rentable area, consisting of thirty-nine thousand four hundred eight-five (39,485) square feet of rentable area on the third (3rd) floor (the “Third Floor Premises”) and eight thousand nine hundred eighty-four (8,984) square feet of rentable area on the fourth (4th) floor (the “Fourth Floor Premises”) of the Building, as more particularly designated on Exhibit A. The Premises is measured in accordance with a modified BOMA calculation.

1.18 Real Estate Taxes Base Year: calendar year 2012.

1.19 Rent Commencement Date: June 22, 2012.

1.20 Security Deposit Amount: One Million Five Hundred Thousand Dollars ($1,500,000.00).

1.21 Tenant Notice Address: One Tower Center, East Brunswick, NJ 08816, Attn: Senior Vice President & General Counsel, and Group Vice President & Chief Information Officer, until Tenant has commenced beneficial use of the Premises; and to the Premises after Tenant has commenced beneficial use of the Premises.

1.22 Tenant’s Proportionate Share: 16.30% for Operating Charges and 16.30% for Real Estate Taxes, and 16.30% for the Parking Facility.

ARTICLE II

PREMISES

2.1 Tenant leases the Premises from Landlord for the term and upon the conditions and covenants set forth in this Lease. Except as may otherwise be expressly provided in this Lease, the lease of the Premises does not include the right to use the roof, mechanical rooms, electrical closets, janitorial closets, telephone rooms, parking areas or non-common or non-public areas of any portion of the Building, whether or not any such areas are located within the Premises. However, Tenant shall have the non-exclusive right to use: (1) the plenums, risers, electrical closets, telephone rooms, ducts or pipes on or serving the floor on which the Premises are located (other than those installed for another tenant’s exclusive use and provided Tenant shall have such utilization in no greater proportion than the ratio by which the square feet of rentable area in the Premises compares to the square feet of rentable area in the Building) in accordance with plans and specifications to be approved by Landlord, which approval shall not be unreasonably withheld; (2) the Parking Facility in accordance with Article XXIV; and (3) any mechanical rooms, electrical closets and telephone rooms located within the Premises, for the purpose for which they were intended, but only with Landlord’s prior consent (except to the extent that such rooms and closets contain no system, wiring or other item related to either the Building Structure and Systems or to a structure or system of any tenant or occupant other than Tenant, in which case no such prior consent of Landlord shall be required for use by Tenant’s on-site, properly licensed and trained technicians) and strictly in accordance with Landlord’s rules, regulations and requirements in connection therewith; and (4) all building and project amenities which are otherwise available to all tenants, including but not limited to, a café, a fitness center, the loading areas and the conference room located on the ground floor of the Building.

ARTICLE III

TERM

3.1 All of the provisions of this Lease shall be in full force and effect from and after the date first above written. The Lease Term shall commence on the Lease Commencement Date and expire at 11:59 P.M. on the Lease Expiration Date. If the Lease Commencement Date is not the first day of a month, then the Lease Term shall be the period set forth in Section 1.14 plus the partial month in which the Lease Commencement Date occurs. The Lease Term shall also include any properly exercised renewal or extension of the term of this Lease.

3.2 Promptly after the Lease Commencement Date is ascertained, Landlord and Tenant shall execute the certificate attached to this Lease as Exhibit D. Failure to execute said certificate shall not affect the commencement or expiration of the Lease Term.

3.3 It is presently anticipated that the Premises will be delivered to Tenant on the Anticipated Delivery Date; provided, however, that if Landlord does not deliver possession of the Premises by such date for reasons which are beyond its reasonable control, Landlord shall not have any liability whatsoever, and this Lease shall not be rendered void or voidable, as a result thereof. Notwithstanding the foregoing, the Lease Commencement Date and Rent Commencement Date shall each be delayed by one (1) day for each day beyond one (1) business day after full execution and delivery of the Lease that delivery of the Fourth Floor Premises to Tenant is delayed, and one (1) day for each day beyond March 22, 2012 that delivery of the Third Floor Premises is delayed. If the Premises are not delivered by September 22, 2012, Tenant shall have the right, at its sole discretion, to terminate this Lease without penalty, and Landlord shall fully refund the Security Deposit and any other amounts paid by Tenant to Landlord in connection with this Lease. In the event this lease is terminated pursuant to the prior sentence as a result of matters within Landlord’s control (which control shall include Landlord’s agreement to negotiate in good faith with the current tenant in the Premises for an early termination agreement), Landlord shall reimburse Tenant for all reasonable out-of-pocket expenses incurred by Tenant (not to exceed $200,000), relating to its preparation for relocation to the Premises and incurred by Tenant in reliance on the Anticipated Delivery Date.

3.4 Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to occupy the Fourth Floor Premises for the purpose of conducting its business therefrom upon the date of the full execution of this Lease. Up until the Rent Commencement Date, Tenant shall not be required to pay Base Rent for the Fourth Floor Premises, but shall be required to pay all charges for electricity and for any after-hours or excess utilities or services in accordance with Article XIV herein.

ARTICLE IV

BASE RENT

4.1 From and after the Rent Commencement Date, Tenant shall pay the Base Rent in equal monthly installments in advance on the first day of each month during a Lease Year.

4.2 Concurrently with Tenant’s execution of this Lease, Tenant shall pay an amount equal to one (1) monthly installment of the Base Rent payable during the first Lease Year, which amount shall be credited toward the monthly installment of Base Rent payable for the first full calendar month of the Lease Term following the Rent Commencement Date. If the Rent Commencement Date is not the first day of a month, then the Base Rent from the Rent Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of the Base Rent payable during the first Lease Year, and Tenant shall pay such prorated installment of the Base Rent on the Rent Commencement Date.

4.3 All sums payable by Tenant under this Lease shall be paid to Landlord in legal tender of the United States, without setoff, deduction or demand, except as otherwise expressly provided herein, at the Landlord Payment Address, or to such other party or such other address as Landlord may designate in writing. Landlord’s acceptance of rent after it shall have become due and payable shall not excuse a delay upon any subsequent occasion or constitute a waiver of any of Landlord’s rights hereunder. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled (i) to impose a returned check charge of Fifty Dollars ($50.00) to cover Landlord’s administrative expenses and overhead for processing, and (ii) to require that all future payments be remitted by wire transfer, money order, or cashier’s or certified check.

4.4 Landlord and Tenant agree that no portion of the Base Rent or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by Tenant or any assignee or sublessee.

ARTICLE V

OPERATING CHARGES AND REAL ESTATE TAXES

5.1 For purposes of this Article V, the term “Building” shall be deemed to include the Land, the roof of the Building and any physical extensions therefrom, any driveways, sidewalks, landscaping, alleys and parking facilities in the Building or on the Land, and all other areas, facilities, improvements and appurtenances relating to any of the foregoing. If the Building is operated as part of a complex of buildings or in conjunction with other buildings or parcels of land, Landlord shall prorate the common expenses and costs with respect to each such building or parcel of land in its sole but reasonable judgment. A copy of the site plan for the project is attached as Exhibit H.

5.2 (a) From and after January 1, 2013, Tenant shall pay as additional rent Tenant’s Proportionate Share of the amount by which Operating Charges for each calendar year falling entirely or partly within the Lease Term exceed the Operating Charges Base Amount. Tenant’s Proportionate Share with respect to Operating Charges set forth in Article I has been calculated to be that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises as set forth in Section 1.17, and the denominator of which is the number of square feet of Total Area in the Building.

(b) If the average occupancy rate for the Building during any calendar year (including the Operating Charges Base Year) is less than ninety-five percent (95%), or if any tenant is separately paying for (or does not require) electricity, janitorial or other utilities or services furnished to its premises, then Landlord shall include in Operating Charges for such year (including the Operating Charges Base Year) all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate had been ninety-five percent (95%) and if Landlord paid for such utilities or services furnished to such premises.

(c) Tenant shall make estimated monthly payments to Landlord on account of the amount by which Operating Charges that are expected to be incurred during each calendar year (or portion thereof) would exceed the Operating Charges Base Amount. At the beginning of each calendar year after the Lease Commencement Date, Landlord shall submit a reasonably detailed written statement setting forth Landlord’s reasonable estimate of such excess and Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one-twelfth (1/12) of each such share (estimated on an annual basis without proration pursuant to Section 5.4). Not more than twice during any calendar year, Landlord may revise Landlord’s estimate and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate. Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a Reconciliation Statement for Operating Charges. If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Landlord shall credit the net overpayment toward Tenant’s next installment(s) of rent due under this Lease, or, if the Lease Term has expired or will expire before such credit can be fully applied, or if Tenant is not otherwise liable to Landlord for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days. If such statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.

The Landlord shall maintain records of Landlord’s Operating Charges for a period of one (1) year after the end of each calendar year. After receiving each Reconciliation Statement, Tenant, or an independent, certified public accountant who is hired by Tenant on a non-contingent fee basis and who is reasonably acceptable to Landlord, shall have the right, during regular business hours and after giving at least ten (10) days’ advance written notice to Landlord, to inspect and complete an audit of Landlord’s books and records relating to Landlord’s Operating Charges for the immediately preceding calendar year; or, at Landlord’s sole discretion and in lieu of such audit, Landlord will provide Tenant with an audited statement. Tenant shall (and shall cause its employees, agents and consultants to) keep the results of any such audit or audited statement strictly confidential. If such audit or audited statement shows that the amounts paid by Tenant to Landlord on account of Tenant’s Proportionate Share of Operating Charges exceed the amounts to which Landlord is entitled hereunder, Landlord shall credit the amount of such excess toward the next monthly payments of Tenant’s Proportionate Share of Operating Charges due hereunder. All costs and expenses of any such audit or audited statement shall be paid by Tenant, unless it is determined that the Landlord has overstated such Operating Charges by more than five percent (5%), in which case Landlord shall pay the reasonable cost of such audit or review within thirty (30) days of Tenant’s request (but in any event not more than $1,000.00).

5.3 (a) From and after the January 1, 2013, Tenant shall pay as additional rent Tenant’s Proportionate Share of the amount by which Real Estate Taxes exceed the Real Estate Taxes Base Amount. Tenant’s Proportionate Share with respect to Real Estate Taxes set forth in Article I has been calculated to be that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises as set forth in Section 1.17, and the denominator of which is the number of square feet of Total Area in the Building. Tenant shall not initiate or participate in any contest of Real Estate Taxes without Landlord’s prior written consent.

(b) Tenant shall make estimated monthly payments to Landlord on account of the amount by which Real Estate Taxes that are expected to be incurred during each calendar year would exceed the Real Estate Taxes Base Amount. At the beginning of each calendar year after the Lease Commencement Date, Landlord shall submit a reasonably detailed written statement setting forth Landlord’s reasonable estimate of such amount and Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one-twelfth (1/12) of such share (estimated on an annual basis without proration pursuant to Section 5.4). Not more than twice during any calendar year,

Landlord may revise Landlord’s estimate and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate. Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a Reconciliation Statement for Real Estate Taxes showing (1) Tenant’s Proportionate Share of the amount by which Real Estate Taxes incurred during the preceding calendar year exceeded the Real Estate Taxes Base Amount, and (2) the aggregate amount of Tenant’s estimated payments made during such year. If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Landlord shall credit the net overpayment toward Tenant’s next installment(s) of rent due under this Lease, or, if the Lease Term hereof has expired or will expire before such credit can be fully applied, of if Tenant is not otherwise liable for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days. If such statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.

5.4 If the Lease Term commences or expires on a day other than the first day or the last day of a calendar year, respectively, then Tenant’s liabilities pursuant to this Article for such calendar year shall be apportioned by multiplying the respective amount of Tenant’s Proportionate Share thereof for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is three hundred sixty-five (365).

ARTICLE VI

USE OF PREMISES

6.1 Tenant shall use and occupy the Premises solely for general (non-medical and non-governmental) office purposes compatible with first class office buildings in the Building’s submarket, and for no other use or purpose. Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Building, or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building, or in any manner that will increase the number of parking spaces required for the Building or its full occupancy as required by law. Landlord at its expense (subject to reimbursement pursuant to Article V, if and to the extent permitted thereby) shall comply with all Laws to the extent the same apply directly to the Building Structure and Systems and Common Areas as a whole. Tenant shall comply with all Laws concerning the use, occupancy and condition of the Premises and all Tenant Items, all in a timely manner at Tenant’s sole expense. If any Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein, then Tenant shall obtain and keep current such permit or license at Tenant’s expense and shall promptly deliver a copy thereof to Landlord. Tenant at its sole cost and expense shall be solely responsible for taking any and all measures which are required to comply with the ADA concerning the Premises (including suite entry doors and related items) and the business conducted therein. Any Alterations made or constructed by or for Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord’s consent to such Alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA. Use of the Premises is subject to all covenants, conditions and restrictions of record. Tenant shall not use any space in the Building or the Land for the sale of goods to the public at large or for the sale at auction of goods or property of any kind. Tenant shall not conduct any operations, sales, promotions, advertising or special events outside the Premises, in the Building or on the Land.

6.2 Tenant shall pay before delinquency any business, rent or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures, furnishings, inventory or personal property. If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay as additional rent the amount of such tax or fee.

6.3 To the best of Landlord’s actual knowledge, as of the date of this Lease, the Premises do not contain Hazardous Materials in violation of Environmental Laws. Tenant shall not allow, cause or permit any Hazardous Materials to be generated, used, treated, released, stored or disposed of in or about the Building or the Land, provided that Tenant may use and store normal and reasonable quantities of standard cleaning and office materials in the Premises as may be reasonably necessary for Tenant to conduct normal general office use operations in the Premises so long as such materials are properly, safely and lawfully stored and used by Tenant and the quantity of same does not equal or exceed a “reportable quantity” as defined in 40 C.F.R. 302 and 305, as amended. At the expiration or earlier termination of this Lease, with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant (it being understood that the term “inaction” as used in this Section shall not impose upon Tenant any obligation to remove Hazardous Materials existing in the Premises as of or after the Lease Commencement Date which were introduced into the Premises by anyone other than Tenant or any Agent of Tenant, unless such condition is knowingly aggravated as a result of Tenant’s use or occupancy of the Premises). For purposes of clarity, Landlord shall be solely responsible for the removal of any such existing or non-Tenant introduced Hazardous Materials to the Premises. Tenant shall surrender the Premises to Landlord free of Hazardous Materials and in compliance with all Environmental Laws. Tenant shall: (i) give Landlord immediate verbal and follow-up written notice of any actual or threatened Environmental Default with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant, which Environmental Default Tenant shall cure in accordance with all Environmental Laws and only after Tenant has obtained Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; and (ii) promptly deliver to Landlord copies of any notices or other items received from or submitted to any governmental or quasi-governmental agency, or any claim instituted or threatened by any third party, concerning the Premises, the occupancy or use thereof, or the existence or potential existence of Hazardous Materials therein. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default, and, if Tenant fails to immediately address same in accordance with this Lease, to perform, with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant, at Tenant’s sole cost and expense, any lawful action necessary to address same.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1 Tenant shall not assign, transfer or otherwise encumber (collectively, “assign”) this Lease or all or any of Tenant’s rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, “sublet”) the Premises or any part thereof, without obtaining the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion (subject to the remainder of this Article VII). Landlord shall respond in writing to any request made pursuant to the foregoing sentence within fifteen (15) business days after receipt of all documentation necessary to respond to such request. Notwithstanding any of the foregoing to the contrary, provided no Event of Default exists under this Lease, and subject to Landlord’s rights and Tenant’s obligations pursuant to Sections 7.3, 7.4 and 7.5 below, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed subletting of the entire or any portion of the Premises or assignment of the Lease in its entirety. For purposes of the immediately preceding sentence, it shall be reasonable for Landlord to withhold its consent if, for example: (i) the proposed subtenant or assignee is engaged in a business, or the Premises will be used in a manner, that is inconsistent with the first-class image of the Building; or (ii) Landlord is not reasonably satisfied with the financial condition of the proposed subtenant or assignee; or (iii) the proposed use of the Premises is not in compliance with Article VI or is not compatible with the other uses within, and the terms of other leases with respect to, the Building; or (iv) intentionally omitted; or (v) the initial Tenant does not remain fully liable as a primary obligor for the payment of all rent and other charges payable by Tenant under this Lease and for the performance of all other obligations of Tenant under this Lease; or (vi) the proposed subtenant or assignee is a governmental or quasi-governmental agency; or (vii) the holders of Mortgages encumbering the Building having such a right fail to consent (Landlord hereby agreeing to use commercially reasonable efforts to obtain such consent if Landlord approves such transaction); or (viii) the proposed subtenant or assignee is either (A) an existing tenant of the Building (or any parent, subsidiary or affiliate thereof) if Landlord has adequate space available in the Building for a comparable term, or (B) for a period of forty-five (45) days following the submission of a written proposal for the lease of space (and thereafter if a mutual agreement such as a letter of intent is executed within such period), any other person or entity with which Landlord is in the process of negotiating for the rental of space in the Building. No assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord. Any attempted assignment, transfer or other encumbrance of this Lease or all or any of Tenant’s rights hereunder or interest herein, and any sublet or permission to use or occupy the Premises or any part thereof not in accordance with this Article VII, shall be void and of no force or effect. Any assignment or subletting, Landlord’s consent thereto, the listing or posting of any name other than Tenant’s, or Landlord’s collection or acceptance of rent from any assignee or subtenant shall not be construed either as waiving or releasing Tenant from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, or as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment or subletting. As security for this Lease, Tenant hereby assigns to Landlord the rent due from any assignee or subtenant of Tenant. During any period that there exists an uncured Event of Default under this Lease, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same. Landlord’s collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant. Tenant shall not mortgage, pledge, hypothecate or encumber (collectively “mortgage”) this Lease without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Tenant shall pay to Landlord an administrative fee equal to one thousand hundred dollars ($1,000) plus all other reasonable, out-of-pocket, third party expenses (including reasonable attorneys’ fees and accounting costs) incurred by Landlord in connection with Tenant’s request for Landlord to give its consent to any assignment, subletting, or mortgage, and Landlord’s receipt of such sum shall be a condition to Landlord providing such consent. Any sublease, assignment or mortgage shall, at Landlord’s option, be effected on forms reasonably approved by Landlord. Tenant shall deliver to Landlord a fully-executed copy of each agreement evidencing a sublease, assignment or mortgage, and Landlord’s consent thereto, within ten (10) days after execution thereof.

7.2 (a) If Tenant is or becomes a partnership or a limited liability company, then any event (whether voluntary, concurrent or related) resulting in a dissolution of Tenant, any withdrawal or change (whether voluntary, involuntary or by operation of law) of the partners or members, as applicable, owning a controlling interest in Tenant (including each general partner or manager, as applicable), or any structural or other change having the effect of limiting the liability of the partners shall be deemed a prohibited assignment of this Lease subject to the provisions of this Article. If Tenant is or becomes a corporation or a partnership with a corporate general partner, then any event (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner), or the sale or transfer or relinquishment of the interest of shareholders who, as of the date of this Lease, own a controlling interest of the capital stock of Tenant (or such corporate general partner), shall be deemed a prohibited assignment of this Lease subject to the provisions of this Article; provided, however, that if Tenant is a corporation whose stock is traded through a national or regional exchange or over-the-counter market, then the foregoing portion of this sentence shall be applicable only if such event has or is intended to have the effect of limiting liability under this Lease.

(b) Notwithstanding anything contained in this Article VII to the contrary, provided no Event of Default exists hereunder, Tenant may, upon not less than ten (10) days’ prior written notice to Landlord (which notice shall contain a written certificate from Tenant stating the legal and beneficial relationship of Tenant and the proposed assignee, transferee or subtenant) but without Landlord’s prior written consent and without being subject to Landlord’s rights and Tenant’s obligations set forth in Sections 7.4 and 7.5 below, assign or transfer its entire interest in this Lease or sublease the entire or any portion of the Premises to an Affiliate of Tenant. In the event of any such assignment or subletting, Tenant shall remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder. Notwithstanding the foregoing, if Tenant structures an assignment or sublease to an entity that meets the definition of an Affiliate of Tenant for the purpose of circumventing the restrictions on subleases and assignments provided elsewhere in this Article VII, then such subtenant or assignee shall conclusively be deemed not to be an Affiliate and subject to all such restrictions.

7.3 If at any time during the Lease Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant’s request to Landlord for Landlord’s consent where required, Tenant shall give to Landlord a Tenant’s Sublease Request Notice.

7.4 If the proposed term with respect to the Proposed Sublet Space is either (i) longer than seventy-five percent (75%) of the then remaining Lease Term or (ii) to extend (including any renewal or extension options) beyond the first (1st) day of the twelfth (12th) calendar month before the then scheduled expiration of the Lease Term, or if the Proposed Sublet Space is (or, when aggregated with other space being sublet or assigned by Tenant, will be) more than fifty percent (50%) of the total number of rentable square feet in the Premises, then, in either such event, except as set forth in Section 7.2(b) concerning Affiliates, Landlord shall have the right in its sole and absolute discretion to terminate this Lease with respect to the Proposed Sublet Space by sending Tenant written notice of such termination within thirty (30) days after Landlord’s receipt of Tenant’s Sublease Request Notice. If the Proposed Sublet Space does not constitute the entire Premises and Landlord so terminates, then (a) Tenant shall tender the Proposed Sublet Space to Landlord on the Proposed Sublease Commencement Date and such space shall thereafter be deleted from the Premises, and (b) as to that portion of the Premises which is not part of the Proposed Sublet Space, this Lease shall remain in full force and effect except that Base Rent and additional rent shall be reduced pro rata. If the Proposed Sublet Space constitutes the entire Premises and Landlord so terminates, then Tenant shall tender the Proposed Sublet Space to Landlord, and this Lease shall terminate, on the Proposed Sublease Commencement Date.

7.5 If any sublease or assignment (whether by operation of law or otherwise, including an assignment pursuant to the Bankruptcy Code or any Insolvency Law) provides that the subtenant or assignee thereunder is to pay any amount in excess of the sum of (a) the rent and other charges due under this Lease plus (b) the reasonable out-of-pocket expenses (excluding, however, any costs attributable to vacancy periods or “downtime”) reasonably incurred by Tenant in connection with the procurement of such sublease, assignment or other transfer (which expenses shall be amortized on a straight-line basis over the initial sublease term for the purposes hereof), then, whether such net excess be in the form of an increased monthly or annual rental, a lump sum payment, or any other form of payment having the effect of a “disguised” rental payment (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro-rata basis), Tenant shall pay to Landlord, along with Base Rent, fifty percent (50%) of any such net excess or other premium, which amount shall be calculated and paid by Tenant to Landlord on a monthly basis as additional rent. Notwithstanding the foregoing, Landlord is not intending to receive any amounts considered to be payment for the sale, transfer or lease of Tenant’s trade fixtures, furniture and other personal property that may be included in such sublease or assignment or based on the net income or profits of Tenant or any subtenant. Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder.

7.6 All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord’s request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant’s interest in the Premises by voluntary surrender or otherwise, at Landlord’s option the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease.

ARTICLE VIII

MAINTENANCE AND REPAIRS

8.1 Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs and replacements, and perform all maintenance, in and to the Premises to keep the Premises in good operating condition and repair, in a clean, safe and tenantable condition, well-ventilated and moisture controlled, and otherwise in accordance with all Laws and the requirements of this Lease. Tenant shall likewise maintain all fixtures, furnishings and equipment located in, or exclusively serving, the Premises and make all required repairs and replacements thereto, subject to ordinary wear and tear. Tenant shall also maintain, repair and replace, at Tenant’s sole cost and expense, the Tenant Items and shall keep in force customary maintenance and service contracts therefor. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof, or any mold or moisture condition, of which Tenant has knowledge. The foregoing shall not apply to any necessary repair, replacement or maintenance to the Premises resulting from any injury or damage to, or failure of Landlord to maintain, the Building Structure and Systems. Tenant shall suffer no waste or injury to any part of the Premises, and shall, at the expiration or earlier termination of the Lease Term, surrender the Premises in broom clean condition, subject to ordinary wear and tear and as otherwise provided in Article XIII or Article XVII. Except as otherwise provided in Article XVII, all injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any act or omission of Tenant or any Agent of Tenant, shall be repaired by and at Tenant’s expense, except that if either an emergency condition exists or the Lease Term has expired or Tenant fails to commence and diligently prosecute to completion repair of any such injury, breakage or damage within a reasonable period (not to exceed ten (10) days) following Tenant’s receipt of notice from Landlord, then Landlord shall have the right at Landlord’s option to make any such repair and to charge Tenant for all costs and expenses incurred in connection therewith. Landlord shall provide and install replacement tubes for Building standard fluorescent light fixtures (subject to reimbursement pursuant to Article V). All other bulbs and tubes for the Premises shall be provided and installed at Tenant’s expense; provided that if Tenant elects to supply the bulbs or tubes to Landlord, then Landlord shall provide the labor involved for such replacement at no cost to Tenant.

8.2 Except as otherwise provided in this Lease and subject to normal wear and tear, Landlord at its expense (subject to reimbursement pursuant to Article V if and to the extent permitted thereby) shall operate the Building in a first class manner and shall keep the Building Structure and Systems, clean and in good working order and operating condition and, promptly after becoming aware of any item needing repair or replacement, will make such repair or replacement. Except as otherwise provided herein: (a) maintenance and repair of all Tenant Items shall be the sole responsibility of Tenant and shall be deemed not to be a part of the Building Structure and Systems; and (b) Landlord shall have no obligation to make any repairs whatsoever brought about by any act or omission of Tenant or any Agent.

ARTICLE IX

ALTERATIONS

9.1 Tenant shall accept the Premises in its “as is” condition as of the Delivery Date. The initial improvement of the Premises under this Lease shall be accomplished by Tenant or its designated contractor in accordance with Exhibit B and all other applicable provisions of this Lease (including Articles IX, XIII and XIX). Landlord is under no obligation to make any Alterations in or to the Premises or the Building except as may be otherwise expressly provided in this Lease.

9.2 Tenant shall not make or permit anyone to make any Alterations in or to the Premises or the Building without the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion with respect to Structural and System Alterations and any Alterations which are visible from the exterior of the Premises, and which consent shall not be unreasonably withheld, conditioned or delayed with respect to all other Alterations. Notwithstanding the foregoing, Tenant shall have the right to make Cosmetic Changes within the Premises without requiring the consent of Landlord. All Alterations made by Tenant shall be made: (a) in a good, workerlike, first-class and prompt manner; (b) using new or comparable materials only; (c) by a contractor reasonably approved in writing by Landlord; (d) on days and at times reasonably approved in writing by Landlord; (e) under the supervision of an architect reasonably approved in writing by Landlord; (f) in accordance with plans and specifications reasonably acceptable to Landlord, approved in writing at Landlord’s standard charge; (g) in accordance with all Laws; (h) after having obtained any required consent of the holder of any Mortgage of whom Tenant has notice; (i) after obtaining public liability and worker’s compensation insurance policies reasonably approved in writing by Landlord (all contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance must be received by Landlord before any work is commenced. All contracts between Tenant and a contractor must explicitly require the contractor to (1) name Landlord and Landlord’s agents as additional insureds and (2) indemnify and hold harmless Landlord and Landlord’s agents); (j) with the obligation for Tenant to deliver to Landlord written, unconditional, full or partial (as applicable) waivers of mechanics’ and materialmen’s liens against the Premises and the Building for all work, labor and services to be performed and materials to be furnished within ten (10) business days after the applicable portion of the Alterations are completed; and (k) upon request, after Tenant has delivered to Landlord documentation reasonably satisfactory to Landlord evidencing Tenant’s financial ability to complete the Alteration in accordance with the provisions of this Lease (including, a payment or performance bond). If any lien (or a petition to establish such lien) is filed in connection with any Alteration made by or on behalf of Tenant, such lien (or petition) shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a reasonably acceptable bond. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith. Tenant acknowledges that any Alterations are accomplished for Tenant’s account, Landlord having no obligation or responsibility in respect thereof. Landlord’s approval of any plans and drawings (and changes thereto) regarding any Alterations or any contractor or subcontractor performing such Alterations shall not constitute Landlord’s representation that such approved plans, drawings, changes or Alterations comply with all Laws. Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant. All Alterations involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, fire and life safety system, the roof of the Building, or any areas outside of the Premises shall, at Landlord’s election, be performed by Landlord’s designated contractor or subcontractor at Tenant’s expense (provided the cost therefor is competitive). In connection with any Alteration, Landlord shall be paid a construction supervision fee in an amount equal to three percent (3%) of the total cost of such Alteration; provided, however, that no such fee shall be assessed for Cosmetic Changes. Promptly after the completion of an Alteration, Tenant at its expense shall deliver to Landlord three (3) sets of accurate as-built (or record) drawings and CAD drawings showing such Alteration in place.

9.3 If any Alterations that require Landlord’s consent are made without the prior written consent of Landlord, then Landlord shall have the right, at Tenant’s expense, to so remove and correct such Alterations and restore the Premises and the Building. All Alterations to the Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that (a) if Tenant is not in default under this Lease, then Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings and equipment installed in the Premises solely at the expense of Tenant, and (b) Tenant shall remove at its expense all Alterations and other items (including any telecommunications, security, data, computer and similar equipment, cabling and wiring) in the Premises or the Building which Landlord designates in writing for removal. Landlord shall make such designation promptly after receipt of a written request by Tenant given with Tenant’s request for Landlord’s approval of such Alteration. Notwithstanding the foregoing, Tenant shall not be required to remove: (x) Alterations consisting of standard buildout items that are typically installed by similar tenants in multi-tenanted, multi-story, first class office buildings (such as partitions, but not interior staircases, for example), unless so indicated by Landlord at the time required above; and (y) any Alteration made by Tenant in initially finishing and completing the Premises in accordance with Exhibit B, except any Structural and System Alterations or as otherwise indicated on any of Tenant’s plans. Movable furniture, furnishings and trade fixtures shall be deemed to exclude without limitation any item the removal of which might cause damage to the Premises or the Building or which would normally be removed from the Premises with the assistance of any tool or machinery other than a dolly. If such removal causes damage or injury to the Premises or the Building, then Landlord shall have the right, at Tenant’s expense, to repair all damage and injury to the Premises or the Building caused by such removal as aforesaid. If such furniture, furnishings and equipment are not removed by Tenant prior to the expiration or earlier termination of the Lease Term, the same shall at Landlord’s option be deemed abandoned or become the property of Landlord to be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right at Tenant’s expense to remove from the Premises any or all such items or to require Tenant to do the same, except as otherwise provided in this Section. If Tenant fails to return the Premises to Landlord as required by this Section, then Tenant shall pay to Landlord, all costs (including a construction management fee) incurred by Landlord in effectuating such return.

ARTICLE X

SIGNS

10.1 Landlord will list, at Landlord’s expense, the name of Tenant (and any permitted subtenants and assignees) and its employees in the Building directory in a number of listings up to the Building Directory Share and will provide Building standard signage on one suite entry door. Tenant shall not place, inscribe, paint, affix or otherwise display any sign, advertisement, picture, lettering or notice of any kind on any part of the exterior or interior of the Building (including windows and doors), or on any part of the interior of the Premises which can be seen from the exterior of the Building or outside of the Premises if the latter is on a floor on which Tenant leases less than a full floor, without the prior written approval of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant’s expense. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building; provided, however that Landlord shall only affix, install, or display signs on the interior of the Premises which pertain to the management or operation of the Building. Such displays, signs, advertisements and notices shall not unreasonably interfere with or obstruct Tenant’s operations or windows.

10.2 Tenant shall have the further right to install its Proportionate Share of signage on the shared project monument at the Building. Tenant shall obtain Landlord’s written approval of the size, design, and specifications for such sign, and shall obtain any necessary permits for said sign. Tenant shall install its approved sign at a time mutually agreed upon by Landlord and Tenant, it being understood and agreed that Landlord shall have the right to supervise such installation. Throughout the Lease Term, Tenant shall maintain said sign in good condition and repair. Upon the expiration or termination of the Term of this Lease, Tenant, at its sole cost and expense, shall remove such sign and repair any damage to the monument resulting therefrom.

ARTICLE XI

SECURITY DEPOSIT

11.1 Simultaneously with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the Security Deposit Amount in the form of a letter of credit as more fully provided in Section 11.3 below, as a security deposit for the performance by Tenant of all of Tenant’s obligations, covenants, conditions and agreements under this Lease. In the event Landlord draws on the letter of credit and holds cash pursuant to the provisions of this Article, Landlord shall not be required to maintain such security deposit in a separate account. Except as may be required by law, Tenant shall not be entitled to interest on the security deposit. Within approximately thirty (30) days after the later of the expiration or earlier termination of the Lease Term or Tenant’s vacating the Premises, Landlord shall return such security deposit to Tenant, less such portion thereof as Landlord shall have appropriated to satisfy any of Tenant’s obligations under this Lease or to satisfy an Event of Default (or such other event which, with the giving of notice or the passage of time or both, would constitute an Event of Default) under this Lease. If there shall be any Event of Default (or such other event) under this Lease, then Landlord shall have the right, but shall not be obligated, to use, apply or retain all or any portion of the security deposit for the payment of any (a) Base Rent, additional rent or any other sum applicable to such event, or (b) amount Landlord may spend or become obligated to spend, or for the compensation of Landlord for any losses incurred, by reason of such event (including any damage or deficiency arising in connection with the reletting of the Premises). If any portion of the security deposit (in whatever form) is so used or applied, then within ten (10) days after Landlord gives written notice to Tenant of such use or application, Tenant shall deposit with Landlord cash in an amount sufficient to restore the security deposit to the original Security Deposit Amount, and Tenant’s failure to do so shall constitute an Event of Default under this Lease.

11.2 If and so long as Landlord transfers the security deposit to any purchaser or other transferee of Landlord’s interest in the Property, then Tenant shall look only to such purchaser or transferee for the return of the security deposit, and Landlord shall be released from all liability to Tenant for the return of such security deposit, provided, that such purchaser or transferee has assumed all obligations hereunder relating or pertaining to the security deposit as provided in this Article. Tenant acknowledges that the holder of any Mortgage shall not be liable for the return of any security deposit made by Tenant hereunder unless such holder actually receives such security deposit. Tenant shall not pledge, mortgage, assign or transfer the security deposit or any interest therein.

11.3 Tenant shall deliver to Landlord an unconditional, irrevocable letter of credit in lieu of the cash security deposit. Such letter of credit shall be: (a) in form and substance satisfactory to Landlord in its commercially reasonable discretion (with the following criteria at a minimum); (b) at all times in the stated face amount of not less than the Security Deposit Amount (as defined in Section 1.20), and shall on its face state that multiple and partial draws are permitted and either (i) that partial draws will not cause a corresponding reduction in the stated face amount of the letter of credit or (ii) that, within five (5) business days after any such partial draw, the issuer will notify Landlord in writing that the letter of credit will not be reinstated to its full amount in which event Landlord shall have the right to immediately draw on the remainder of the letter of credit (it being understood that the total security deposit on hand, whether in cash or letter of credit form, shall at all times be not less than the total Security Deposit Amount as so defined); (c) issued by a commercial bank acceptable to Landlord from time to time for the account of Tenant, and its permitted successors and assigns under this Lease; (d) made payable to, and expressly transferable and assignable one or more times at no charge by, the owner from time to time of the Building or its lender (which transfer/assignment shall be conditioned only upon the execution of a reasonable and customary written document in connection therewith), whether or not the original account party of the letter of credit continues to be the tenant under this Lease by virtue of a change in name or structure, merger, assignment, transfer or otherwise; (e) payable at sight upon presentment to a branch of the issuer of a simple sight draft stating only that Landlord is permitted to draw on the letter of credit under the terms of the Lease and setting forth the amount that Landlord is drawing; (f) of a term not less than one year, and shall on its face state that the same shall be renewed automatically, without the need for any further written notice or amendment, for successive minimum one-year periods, unless the issuer notifies Landlord in writing, at least sixty (60) days prior to the expiration date thereof, that such issuer has elected not to renew the Letter of Credit (which will thereafter entitle Landlord to draw on the letter of credit); and (g) at least thirty (30) days prior to the then-current expiration date of such letter of credit, either (1) renewed (or automatically and unconditionally extended) from time to time through the ninetieth (90th) day after the expiration of the Lease Term, or (2) replaced by Tenant with cash, or another letter of credit meeting the requirements of this Section, in the full amount of the Security Deposit. Tenant shall cooperate with Landlord to effect any modifications, transfers or replacements of the letter of credit requested by Landlord in order to assure that Landlord is at all times fully secured by a valid letter of credit that may be drawn upon by Landlord, its successors and assigns. Notwithstanding anything in this Lease to the contrary, any cure or grace period provided in connection with an Event of Default shall not apply to any of the foregoing requirements of the Letter of Credit, and, specifically, if any of the aforesaid requirements are not complied with timely, then an immediate Event of Default shall occur and Landlord shall have the right to immediately draw upon the letter of credit without notice to Tenant and apply the proceeds to the security deposit. Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least A-2 (or equivalent) by Moody’s Investor Service, Inc., or at least P-2 (or equivalent) by Standard & Poor’s Corporation, and shall be otherwise acceptable to Landlord in its sole and absolute discretion. If the issuer’s credit rating is reduced below A-2 (or equivalent) by Moody’s Investors Service, Inc. or below P-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute letter of credit within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant. In the event the issuer of any letter of credit held by Landlord is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, said Letter of Credit shall be deemed to not meet the requirements of this Section, and, within ten (10) days thereof, Tenant shall replace such Letter of Credit with other collateral acceptable to Landlord in its sole and absolute discretion (and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period). Any failure or refusal of the issuer to honor the letter of credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the security deposit.

Notwithstanding anything to the contrary contained in this Section,

(A) Tenant may request Landlord to reduce the Security Deposit to $1,300,000, upon providing evidence to Landlord confirming that the European Medicines Agency has approved the Marketing Authorization Application for the drug KRYSTEXXA; and

(B) provided Tenant or the bank issuing the letter of credit receives a certification from Landlord, which Landlord agrees to timely provide after request after the adjustment date, that (i) no Event of Default under this Lease has occurred, or (ii) no event has occurred under this Lease which with the passage of time will constitute an Event of Default prior to the last day of the fifth (5th) Lease year, the amount of the Letter of credit shall be reduced to $1,000,000.00 as follows: Tenant shall deliver to Landlord a consent to an amendment to the letter of credit (which amendment must be reasonably acceptable to Landlord in all respects), reducing the amount of the letter of credit by the amount of the permitted reduction, and Landlord shall execute such consent and such other documents as are reasonably necessary to reduce the amount of the letter of credit in accordance with the terms hereof. If Tenant delivers to Landlord a consent to an amendment to the letter of credit in accordance with the terms hereof, Landlord shall, within ten (10) business days after delivery of such consent, either (1) provide its reasonable objections to such amendment or (2) execute such consent in accordance with the terms hereof. In the event that anytime on or after the fifth (5th) Lease year, at the time of notice Tenant is then reporting in its periodic filings with the U.S. Securities and Exchange Commission (y) “net product sales” equal or exceeding $125 million per annum, and (z) net income equal to or exceeding $10 Million per annum, then Tenant may request the amount of the Letter of Credit be reduced to $750,000 in accordance with the procedure outlined above.

ARTICLE XII

INSPECTION

12.1 Tenant shall permit Landlord, its agents and representatives, and the holder of any Mortgage, to enter the Premises at any time and from time to time, without charge therefor and without diminution of the rent payable by Tenant, in order to examine, inspect or protect the Premises and the Building, to make such alterations and/or repairs as in the sole but reasonable judgment of Landlord may be deemed necessary or desirable, or to exhibit the same to brokers, prospective tenants (during the last twelve (12) months of the Lease Term), lenders, purchasers and others. Except in the event of an emergency, Landlord shall conduct such inspections during Building Hours and shall make commercially reasonable efforts to give Tenant twenty-four (24) hours advance notice (which may be verbal) of any such entry and to permit Tenant to have a representative present at such time; and to minimize disruption to Tenant’s normal business operations in the Premises in connection with any such entry but same shall not prohibit Landlord from performing maintenance and repairs during business hours and that Landlord shall have no obligation to employ overtime or other premium pay labor or other costs in connection therewith).

ARTICLE XIII

INSURANCE

13.1 Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises or the Building, which will in any way increase the rate of property insurance or other insurance on the Building. If any increase in the rate of property or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.

13.2 (a) Throughout the Lease Term, Tenant shall obtain and maintain the following insurance coverages written with companies with an A.M. Best A-X or better rating and S&P rating of at least A:

(i) Commercial General Liability (“CGL”) insurance (written on a claims made basis) with limits not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollar ($2,000,000) annual general aggregate, Two Million Dollars ($2,000,000) products/completed operations aggregate, One Million Dollars ($1,000,000) personal and advertising injury liability, Fifty Thousand Dollars ($50,000) fire damage legal liability, and Five Thousand Dollars ($5,000) medical payments. CGL insurance shall be written on ISO claims form CG 00 01 96 (or a substitute form providing equivalent or broader coverage) and shall cover liability arising from independent contractors, products-completed operations, personal injury, advertising injury and liability assumed under an insured contract.

(ii) Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

(iii) Commercial Auto Liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000) combined single limit for each accident.

(iv) Umbrella/Excess Insurance coverage on a follow form basis in excess of the CGL, Employers Liability and Commercial Auto Policy with limits not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate.

(v) All Risk Property Insurance covering Tenant’s property, improvements and equipment located at the Building. If Tenant is responsible for any machinery, Tenant shall maintain boiler and machinery insurance.

(vi) Business Interruption and Extra Expenses insurance in amounts typically carried by prudent tenants engaged in similar operations, but in no event in an amount less than double the annual Base Rent then in effect. Such insurance shall reimburse Tenant for direct and indirect loss of earnings and extra expense attributable to all perils insured against.

(vii) Builder’s Risk (or Building Constructions) insurance during the course of construction of any Alteration, including during the performance of Tenant’s Work and until completion thereof. Such insurance shall be on a form covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Alterations or Tenant’s Work in place and all materials stored at the Premises, and all materials, equipment, supplies and temporary structures of all kinds incident to Alterations or Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(b) Landlord and the Landlord Insured Parties shall be endorsed on each policy as additional insureds as it pertains to the CGL, Umbrella, and Auto policy, and coverage shall be primary and noncontributory. Landlord shall be a loss payee on the Property policy in respect of Tenant’s improvements. All insurance shall (1) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and Landlord’s Representatives from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or required to be carried under this Lease); (2) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord and Landlord’s Representatives in connection with any loss or damage covered by such policy; and (3) Tenant shall cause its insurance carrier to provide landlord with 30 days advance notice of any cancellation or non-renewal of tenant’s insurance coverage if it is reasonable and customary for an office tenant in the building’s submarket to obtain such an undertaking from its insurance carrier. In the event tenant’s insurance carrier will not agree to provide landlord advance notice as aforesaid, then tenant shall give landlord notice of cancellation or non-renewal of tenant’s insurance coverage no later than two (2) business days after tenant learns of such cancellation or non-renewal. Tenant shall be responsible for any deductible or self-insured retention under any of its insurance policies. Landlord reserves the right from time to time to reasonably require higher minimum amounts or different types of insurance. Tenant shall deliver an Acord 25 certificate with respect to all liability and personal property insurance and an Acord 28 certificate with respect to all commercial property insurance to Landlord on or before the Lease Commencement Date and thereafter upon the written request of Landlord no more frequently than once per annum. If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the Lease Term and thereafter within thirty (30) days following Landlord’s request during the Lease Term (and in any event within thirty (30) days prior to the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required) after ten (10) days’ prior notice to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable as additional rent upon written invoice therefor.

13.3 Landlord agrees to carry and maintain all-risk property insurance (with replacement cost coverage) covering the Building and Landlord’s property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord hereby waives its right of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which Tenant may otherwise be liable to the extent Landlord receives proceeds from its property insurance therefor. Landlord shall secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required by Tenant pursuant to Section 13.2). Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant’s personal property or any Alterations (including Tenant’s Work), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

ARTICLE XIV

SERVICES AND UTILITIES

14.1 From and after the Lease Commencement Date, Landlord will provide to the Premises: air-conditioning and heating during the seasons they are required in Landlord’s reasonable judgment to operate the Building in a first-class manner; janitorial service after 5:30 p.m. on Monday through Friday (or, at Landlord’s option, Sunday through Thursday) only (excluding Holidays); electric power from the utility provider sufficient for customary lighting purposes and normal office use; standard hot and cold water in Building standard bathrooms and chilled water in Building standard drinking fountains; elevator service (with at least one (1) elevator in operation at all times, except in the event of an emergency); landscaping, trash removal and snow removal during the seasons they are required; and annual exterior window-cleaning service. If Tenant requires air-conditioning or heat beyond the Building Hours, then Landlord will furnish the same provided Tenant gives Landlord advance notice of such requirement (by 2:00 p.m. of the same day for extra service needed Monday through Friday, and by 2:00 p.m. on Friday for extra service needed on Saturday or Sunday). The cost for overtime HVAC services as of the date of this Lease is $85.00 per hour, per floor. Landlord represents to Tenant that the foregoing overtime hourly rate for HVAC services is consistent with similar rates contained in leases for the Building signed by Landlord during 2011. Tenant shall pay for such extra service in accordance with Landlord’s then-current schedule (including an activation or administrative fee). To the extent Tenant provides or contracts for any services relating to any Building Structure or System or any service or utility being provided by Landlord to the Premises directly from the supplier (which Tenant shall not be permitted to do without Landlord’s prior written consent, which consent shall not be unreasonably withheld conditioned or delayed), Tenant shall enter into and maintain a service contract therefor with a contractor licensed to do business in the jurisdiction in which the Building is located and otherwise approved by Landlord. Tenant shall have access to the Building twenty-four (24) hours per day each day of the year (except in the event of an emergency). Landlord shall provide a card key (or similar type of) access system to provide access to the Building and the Parking Facility at times other than Building Hours. A reasonable number of access cards or other means of access (not to exceed the Access Card Allotment shall be provided to Tenant at no cost to Tenant (except that Landlord may charge Tenant for replacement cards). Such access cards shall be issued by Landlord to the specific individuals that are designated by Tenant. Subject to obtaining Landlord’s prior written approval, which shall not be unreasonably withheld, Tenant shall have the right to install its own security system within the Premises. Tenant shall not permit anyone, except for Tenant’s employees, permitted subtenants and assigns and authorized guests, to enter the Building at times other than the Building Hours. All persons entering or exiting the Building at times other than the normal hours of operation of the Building shall, at Landlord’s discretion, be required to sign in and out. Landlord agrees that it shall comply with current and future ASHRAE standards for the Building air conditioning, heating and ventilation systems.

14.2 Electrical service to the Premises is separately submetered. Tenant will be responsible for reimbursing Landlord for the actual costs without markup for all such electrical service, as additional rent.

14.3 Tenant shall reimburse Landlord for the cost of any excess water, sewer and chiller usage in the Premises. Excess usage shall mean the excess of the estimated usage in the Premises (per square foot of rentable area) during any three (3) month billing period over the average usage (per square foot of rentable area) during the same period for the entire Building, as reasonably calculated by Landlord in good faith. Tenant shall be entitled to receive copies of any applicable bills or invoices.

14.4 Subject to Tenant’s obligations specified in this Lease, Landlord shall provide the following amenities to Tenant and its employees (either within the Building or the project) at no additional cost to Tenant or its employees (other than recovery of Operating Charges as set forth herein):

Fitness Facility: the non-exclusive right to use the Fitness Facility during the Fitness Facility’s hours of operation. Use of the Fitness Facility will be limited to tenants (including any permitted assignees and subtenants) of the Building and their employees on a non-exclusive basis. Tenant and its employees shall use the Fitness Facility at its own risk and will provide any certifications of waiver of liability as Landlord may request from time to time. Without limiting the generality of the foregoing, each user of the Fitness Facility shall be required to execute and deliver a waiver of liability in the form attached hereto as Exhibit E (or in another similar form provided by and acceptable to Landlord). To the extent the Fitness Facility is operated by a third party, Landlord shall use commercially reasonable efforts to replace the operator should operations cease. Notwithstanding anything set forth herein to the contrary, in the event Landlord establishes a managed fitness center concept, Landlord may charge customary rates for the use of the Fitness Facility.

Helipad: the non-exclusive right to use the helicopter pad on the roof of the Building (“Helipad”), so long as Landlord makes the Helipad available for use by tenants, and subject to all applicable Laws (including, without limitation, the requirements of the Federal Aviation Administration) and the Building Rules and Regulations.

Use of the amenities referenced in this Section shall, in addition to the foregoing provisions, be in accordance with all applicable provisions of this Lease (including the insurance and indemnity provisions) and subject to such reasonable rules and regulations as Landlord may promulgate with respect thereto from time to time and notify Tenant thereof. Landlord shall have the right at any time, in its sole but reasonable discretion, to: (1) limit or modify the hours of operation of any of the foregoing amenities; (2) modify the size, type, capacity or configuration of the foregoing amenities; (3) relocate any of the foregoing amenities; or (4) perform any other reasonable act with respect to the foregoing amenities. In the event that Landlord makes any modification with respect to the foregoing amenities pursuant to the immediately preceding sentence, then costs of such modification shall be included within Operating Charges if and to the extent permitted by Article V; provided, however, that Landlord agrees that any costs incurred by Landlord relating to the termination or decommissioning of the foregoing amenities shall not be included in Operating Charges.

14.5 Landlord shall not have any liability to Tenant, and Tenant shall not be entitled to terminate this Lease or receive a rent abatement, in the event of Landlord’s failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder; provided, however, that (a) if Landlord is not proceeding diligently and in good faith to correct such failure or inability, and if all or substantially all of the Premises is rendered unusable by Tenant for a continuous period of seven (7) consecutive business days after Tenant gives Landlord written notice thereof, and if Tenant does not in fact use the Premises during such period, then, so long as no Event of Default exists under this Lease, Tenant shall be entitled, as its sole and exclusive remedy, to an abatement of the Base Rent and additional rent payable hereunder for the period beginning on the day after such seven (7) business day period ends and continuing until the earlier of the date Tenant resumes use or occupancy of the Premises or the date use of the Premises is restored to Tenant; and (b) Landlord shall use reasonable efforts to restore such failure or inability so long as such failure or inability is within Landlord’s reasonable control to correct.

ARTICLE XV

LIABILITY OF LANDLORD

15.1 Except as provided in Article VIII, or for any Costs incurred as a result of Landlords gross negligence or willful misconduct, Landlord and Landlord’s Representatives shall not be liable to Tenant or any other person or entity for any damage, injury, loss or claim based on or arising out of any cause whatsoever (except as otherwise provided in this Section), including the following: repair to any portion of the Premises or the Building; interruption in the use of the Premises or the Building or any equipment therein; any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or the Building; any fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building. If any condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or any Agent in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. Any person receiving an article delivered for Tenant shall be acting as Tenant’s agent for such purpose and not as Landlord’s agent. For purposes of this Article, the term “Building” shall be deemed to include the Land. Notwithstanding the foregoing provisions of this Section, Landlord shall not be released from liability to

Tenant for any physical injury to any natural person caused by the negligence or willful misconduct of Landlord or Landlord’s Representatives to the extent such injury is not covered by insurance either carried by Tenant (or such person) or required by this Lease to be carried by Tenant; provided, however, that neither Landlord nor any of Landlord’s Representatives (nor any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them) shall under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business) in connection with or relating to this Lease.

15.2 (a) Except to the extent caused by the negligence or willful misconduct of Landlord or its agents, Tenant shall reimburse Landlord, its employees and agents for (as additional rent), and shall indemnify, defend upon request and hold them harmless from and against all reasonable Costs suffered by or claimed against them, directly or indirectly, based on or arising out of, in whole or in part, (i) use and occupancy of the Premises or the business conducted therein, (ii) any negligent or willful act or omission of Tenant or any Agent, (iii) any breach of Tenant’s obligations under this Lease, including failure to comply with Laws or surrender the Premises upon the expiration or earlier termination of the Lease Term, or (iv) any entry by Tenant or any Agent upon the Land prior to the Lease Commencement Date.

(b) Except to the extent caused by the negligence or willful misconduct of Tenant or an Agent of Tenant, Landlord shall reimburse Tenant and shall indemnify and hold Tenant harmless from and against all Costs suffered or claimed against Tenant as a result of Landlord’s use or control of the Common Areas of the Building and the Building Structure and Systems.

15.3 No landlord hereunder shall be liable for any obligation or liability based on or arising out of any event or condition occurring during the period that such landlord was not the owner of the Building or a landlord’s interest therein. Within five (5) days after request, Tenant shall attorn to any transferee landlord and execute, acknowledge and deliver any document submitted to Tenant confirming such attornment provided such transferee assumes the obligations of Landlord hereunder which accrue from and after the date of the transfer.

15.4 Tenant shall not have the right to set off or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord, which action shall not be consolidated with any action of Landlord; provided, however, that the foregoing shall not prohibit Tenant from asserting a compulsory counterclaim in any proceeding instituted by Landlord against the Tenant that is required to be brought by applicable statute and will be deemed forever waived if not then asserted by Tenant.

15.5 If Tenant or any Agent is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord’s estate and interest in the Building which shall be deemed to include proceeds actually received by Landlord from any sale of the Building (net of all expenses of sale), insurance or condemnation proceeds (subject to the rights of any Mortgagees), and rental income from the Building (net of all expenses) to the extent all of the foregoing are held in an account for Landlord and have not been applied or distributed by Landlord in the ordinary course of business (i.e., not as a fraud against creditors). No other asset of Landlord, and no asset of any of Landlord’s Representatives (or any past, present or future board member, partner, director, member, officer, trustee, employee, agent, representative or advisor of any of them (each, an “officer”)) or any other person or entity, shall be available to satisfy or be subject to any such judgment. No such Landlord’s Representative, officer or other person or entity shall be held to have personal liability for satisfaction of any claim or judgment whatsoever under this Lease.

ARTICLE XVI

RULES

16.1 Tenant and Agents shall at all times abide by and observe the rules specified in Exhibit C. Tenant and Agents shall also abide by and observe any other rule that Landlord may reasonably promulgate from time to time for the operation and maintenance of the Building, provided that written notice thereof is given and such rule is not inconsistent with the provisions of this Lease. All rules shall be binding upon Tenant and enforceable by Landlord as if they were contained herein. Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for the violation of such rules by any other tenant or its employees, agents, assignees, subtenants, invitees or licensees. Landlord shall use reasonable efforts not to enforce any rule or regulation in a manner which unreasonably discriminates among similarly situated tenants.

ARTICLE XVII

DAMAGE OR DESTRUCTION

17.1 If the Premises or the Building are totally or partially damaged or destroyed thereby rendering the Premises totally or partially inaccessible or unusable, then Landlord shall diligently repair and restore the Premises and the Building to substantially the same condition they were in prior to such damage or destruction; provided, however, that if in Landlord’s reasonable judgment such repair and restoration cannot be completed within two hundred seventy (270) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord shall have the right to terminate this Lease by giving written notice of termination within forty-five (45) days after the occurrence of such damage or destruction. If this Lease is terminated pursuant to this Article, then rent shall be apportioned (based on the portion of the Premises which is usable or used after such damage or destruction) and paid to the earlier of the date of termination or the date Tenant completely vacates and abandons the Premises on account of such damage and Landlord shall be entitled to any insurance proceeds received by Tenant that are attributable to Tenant’s Work and other improvements insured or required to be insured by Tenant that would remain in the Premises at the end of the Lease Term. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay rent only for the portion of the Premises that is usable while such repair and restoration are being made; provided, however, that (x) if such damage or destruction was caused by the act or omission of Tenant or any Agent, then Tenant shall not be entitled to any such rent reduction and (y) if Tenant fails to immediately pay over to Landlord insurance proceeds when received from Tenant’s insurance any such rent abatement shall end on the date when Landlord would have been able to substantially complete repair and restoration of the Premises had Tenant timely paid Landlord such insurance proceeds. After receipt of all insurance proceeds (including proceeds of insurance maintained by Tenant), Landlord shall proceed with and bear the expenses of such repair and restoration of the Premises and the Building; provided, however, that (a) if such damage or destruction was caused by the act or omission of Tenant or any Agent, then Tenant shall pay Landlord’s deductible and the amount by which such expenses exceed the insurance proceeds, if any, actually received by Landlord on account of such damage or destruction (or, if Landlord fails to maintain the insurance required by Section 13.3, that Landlord would have received to the extent Landlord maintained such insurance required by Section 13.3), (b) Tenant shall pay the amount by which the cost of restoring any item which Landlord is required to restore and Tenant is required to insure exceeds the insurance proceeds received with respect thereto, and (c) Landlord shall not be required to repair or restore any tenant improvements installed in the Premises (except to the extent Landlord receives proceeds therefor from Tenant’s insurance), any Alterations or any other contents of the Premises (including Tenant’s trade fixtures, decorations, furnishings, equipment or personal property). Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease if (1) insurance proceeds plus deductibles are insufficient to pay the full cost of such repair and restoration (so long as Landlord maintains the insurance required by Section 13.3), (2) the holder of any Mortgage fails or refuses to make such insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws or regulations do not permit such repair and restoration, or (4) the damage to the Building exceeds thirty-five percent (35%) of the replacement value of the Building.

17.2 If, within forty-five (45) days after the occurrence of the damage or destruction described in Section 17.1, Landlord determines in its sole but reasonable judgment that the repairs and restoration cannot be substantially completed within two hundred seventy (270) days after the date of such damage or destruction, and provided Landlord does not elect to terminate this Lease pursuant to this Article, then Landlord shall promptly notify Tenant of such determination. For a period continuing through the later of the thirtieth (30th) day after the occurrence of the damage or destruction or the tenth (10th) day after receipt of such notice, Tenant shall have the right to terminate this Lease by providing written notice to Landlord (which date of such termination shall be not more than thirty (30) days after the date of Tenant’s notice to Landlord). Notwithstanding any of the foregoing to the contrary, Tenant shall not have the right to terminate this Lease if the willful misconduct of Tenant or any Agent shall have caused the damage or destruction.

ARTICLE XVIII

CONDEMNATION

18.1 If one-third or more of the Premises, or the use or occupancy thereof, shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, “condemned”), then this Lease shall terminate on the day prior to the date title thereto vests in such authority and rent shall be apportioned as of such date. If less than one-third of the Premises or occupancy thereof is condemned, then this Lease shall continue in full force and effect as to the part of the Premises not so condemned, except that as of the date title vests in such authority Tenant shall not be required to pay rent with respect to the part of the Premises so condemned. Landlord shall notify Tenant of any condemnation contemplated by this Section promptly after Landlord receives notice thereof. Within ten (10) days after receipt of such notice, Tenant shall have the right to terminate this Lease with respect to the remainder of the Premises not so condemned as of the date title vests in such authority if such condemnation renders said remainder of the Premises totally unusable for their intended purpose. Notwithstanding anything herein to the contrary, if twenty-five percent (25%) or more of the Land or the Building is condemned, then whether or not any portion of the Premises is condemned, Landlord shall have the right to terminate this Lease as of the date title vests in such authority.

18.2 All awards, damages and other compensation paid on account of such condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation. Tenant shall not make any claim against Landlord or such authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for relocation expenses and for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense and which Tenant is entitled pursuant to this Lease to remove at the expiration or earlier termination of the Lease Term, provided that such claim shall in no way diminish the award, damages or compensation payable to or recoverable by Landlord in connection with such condemnation.

ARTICLE XIX

DEFAULT

19.1 If there shall be an Event of Default (even if prior to the Lease Commencement Date), then the provisions of Section 19.2 shall apply.

19.2 Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant’s right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit, and Tenant hereby waives any other notice to quit or notice of Landlord’s intention to re-enter the Premises or terminate this Lease. Landlord may proceed to recover possession of the Premises under applicable Laws, or by such other proceedings, including re-entry and possession, as may be applicable. If Landlord elects to terminate this Lease and/or elects to terminate Tenant’s right of possession, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, however, to Tenant’s liability for all Base Rent, additional rent and other sums specified herein, and to Landlord’s liability (if any then exists) for return of the Security Deposit. Whether or not this Lease and/or Tenant’s right of possession is terminated upon an uncured Event of Default, Landlord shall have the right, at its sole option, to terminate any renewal or expansion right contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. If Tenant is in default under this Lease and has vacated the Premises, and if Landlord has terminated this Lease as a result of such default, then Landlord shall thereafter use reasonable efforts to relet the Premises; provided, however, that Tenant understands and agrees that Landlord’s main priority will be the leasing of other space in the Building and the reletting of the Premises will be of lower priority. Tenant hereby expressly waives, for itself and all persons claiming by, through or under it, any right of redemption, re-entry or restoration of the operation of this Lease under any present or future Law, including any such right which Tenant would otherwise have in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Premises as herein provided. Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for Tenant’s default) and on such terms and conditions (which may include any concessions or allowances granted by Landlord) as Landlord, in its sole but reasonable discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises. Whether or not this Lease and/or Tenant’s right of possession is terminated or any suit is instituted, Tenant shall be liable for any Base Rent, additional rent, damages or other sum which may be due or sustained prior to such default, and for all costs, fees and expenses (including attorneys’ fees and costs, brokerage fees, expenses incurred in placing the Premises in first-class rentable condition, advertising expenses, and any concessions or allowances granted by Landlord) incurred by Landlord in pursuit of its remedies hereunder and/or in recovering possession of the Premises and renting the Premises to others from time to time. Tenant also shall be liable for additional damages which at Landlord’s election shall be either: (a) an amount equal to the Base Rent and additional rent due or which would have become due pursuant to the terms of this Lease from the date of Tenant’s default through the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented, which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant’s default and continuing until the date on which the Lease Term would have expired but for Tenant’s default, it being understood that separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord’s rights as set forth herein and Landlord’s cause of action shall be deemed not to have accrued until the expiration of the Lease Term) and it being further understood that if Landlord elects to bring suits from time to time prior to reletting the Premises, Landlord shall be entitled to its full damages through the date of the award of damages without regard to any Base Rent, additional rent or other sums that are or may be projected to be received by Landlord upon reletting of the Premises; or (b) an amount equal to the difference between (i) all Base Rent, additional rent and other sums due or which would be due and payable under this Lease as of the date of Tenant’s default through the end of the scheduled Lease Term, and (ii) the fair market value rental of the Premises over the same period (net of all expenses (including attorneys’ fees) and all vacancy periods reasonably projected by Landlord to be incurred in connection with the reletting of the Premises), which difference shall be discounted at a rate equal to one (1) whole percentage point above the discount rate in effect on the date of payment at the Federal Reserve Bank nearest the Building, and which resulting amount shall be payable to Landlord in a lump sum on demand, it being understood that upon payment of such liquidated and agreed final damages, Tenant shall be released from further liability under this Lease with respect to the period after the date of such payment, and that Landlord may bring suit to collect any such damages at any time after an Event of Default shall have occurred. Tenant shall pay all expenses (including attorneys’ fees) incurred by Landlord in connection with or as a result of any Event of Default whether or not a suit is instituted. The provisions contained in this Section shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease (including, the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings and other remedies were not provided for herein). Nothing herein shall be construed to affect or prejudice Landlord’s right to prove, and claim in full, unpaid rent accrued prior to termination of this Lease. If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant’s right of possession.

Notwithstanding anything to the contrary contained in this Section 19.2, Landlord shall, however, use commercially reasonable efforts to relet the Premises upon its recovery of possession of the Premises, provided that Tenant has vacated and surrendered possession of the Premises to Landlord, and provided further that in reletting the Premises Landlord may, in its commercially reasonable discretion, (i) accept or reject any potential tenant for the Premises, (ii) relet the Premises for a shorter or longer period of time than the Lease Term, (iii) make any necessary repairs or Improvements, including, without limitation, subdividing the Premises into two or more demisable areas, and (iv) if other space in the Building is vacant at the time of Tenant’s default, or subsequently becomes vacant, Landlord need not rent the Premises before letting such other vacant space. It shall be deemed that Landlord shall have used commercially reasonable efforts to relet the Premises if Landlord has engaged the services of a duly licensed broker or has listed the Premises as available in CoStar or a similar commercial real estate database. Additionally, nothing herein shall require Landlord to relet to (a) a proposed tenant who is of a character or engaged in a business which is not in keeping with the standards of Landlord for the Building; (b) the remaining space after such tenant’s lease would leave a space that is not regular in shape with appropriate means of ingress and egress or suitable for normal renting purposes; (c) in the reasonable judgment of Landlord, the proposed tenant does not have the financial capacity or applicable experience to undertake the obligations of the proposed lease; or (d) the proposed lease would violate any term or condition of any covenant or agreement of Landlord involving the Building or any other tenant lease within the Building.

19.3 All rights and remedies of Landlord set forth in this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity, including those available as a result of any anticipatory breach of this Lease. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Landlord or Tenant to exercise or enforce any of its respective rights or remedies or the other party’s obligations (except to the extent a time period is specified in this Lease therefor) shall constitute a waiver of any such or subsequent rights, remedies or obligations. Neither party shall be deemed to have waived any default by the other party unless such waiver expressly is set forth in a written instrument signed by the party against whom such waiver is asserted. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

19.4 If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, then, unless otherwise agreed therein, the same shall not constitute a waiver of the same or of any other covenant, condition or agreement set forth herein, nor of any of Landlord’s rights hereunder. Neither the payment by Tenant of a lesser amount than the monthly installment of Base Rent, additional rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction. Landlord may accept the same without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

19.5 If Tenant fails to make any undisputed payment to any third party or to do any act herein required to be made or done by Tenant, then Landlord may, after written notice to Tenant, but shall not be required to, make such payment or do such act. The taking of such action by Landlord shall not be considered a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default. If Landlord elects to make such payment or do such act, then all expenses incurred by Landlord, plus interest thereon at the Default Rate from the date incurred by Landlord to the date of payment thereof by Tenant, shall constitute additional rent due hereunder.

19.6 If Tenant fails to make any payment of Base Rent, additional rent or any other sum on or before the date such payment is due and payable (without regard to any grace period), then Landlord shall have the right to impose upon Tenant in writing a late charge of five percent (5%) of the amount of such payment. In addition, such payment and such late fee shall bear interest at the Default Rate from the date such payment or late fee, respectively, became due to the date of payment thereof by Tenant. Such late charge and interest shall constitute additional rent due hereunder without any notice or demand.

19.7 As security for the performance of Tenant’s obligations, Tenant grants to Landlord a lien upon and a security interest in the Tenant Items. Such lien shall be in addition to all rights of distraint available under applicable law. Within five (5) days after request from time to time, Tenant shall execute, acknowledge and deliver to Landlord a financing statement and any other document evidencing or establishing such lien and security interest which may be requested by Landlord. During the pendency of an Event of Default, Tenant appoints Landlord as Tenant’s attorney-in-fact to execute any such document for Tenant. In addition, Landlord shall have the right, at Landlord’s sole option, to file in any jurisdiction a copy of this Lease (as executed by Tenant) as a financing statement. During any period that Tenant is in default under this Lease, Tenant shall not sell, transfer or remove from the Premises any of the aforementioned tangible property without Landlord’s prior written consent, unless the same shall be promptly replaced with similar items of comparable value.

19.8 If more than one natural person or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. If Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several. No waiver, release or modification of the obligations of any such person or entity shall affect the obligations of any other such person or entity.

ARTICLE XX

BANKRUPTCY

20.1 Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article XIX; provided, however, that while a Case is pending, Landlord’s right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of the Trustee to assume or assume and assign this Lease pursuant to the Bankruptcy Code. After the commencement of a Case: (i) Trustee shall perform all post-petition obligations of Tenant under this Lease; and (ii) if Landlord is entitled to damages (including unpaid rent) pursuant to the terms of this Lease, then all such damages shall be entitled to administrative expense priority pursuant to the Bankruptcy Code. Tenant acknowledges that this Lease is a lease of nonresidential real property and therefore Tenant, as the debtor in possession, or the Trustee shall not seek or request any extension of time to assume or reject this Lease or to perform any obligations of this Lease which arise from or after the order of relief. Any person or entity to which this Lease is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of assignment, and any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assumption. Trustee shall not have the right to assume or assume and assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Trustee as debtor in possession or Trustee’s assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee desires to assume and assign this Lease to any person who shall have made a bona fide offer, then Trustee shall give Landlord written notice of such proposed assignment (which notice shall set forth the name and address of such person, all of the terms and conditions of such offer, and the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease) no later than fifteen (15) days after receipt by Trustee of such offer, but in no event later than thirty (30) days prior to the date Trustee shall make application to the appropriate court for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Trustee given at any time prior to the effective date of such proposed assignment, to accept (or to cause Landlord’s designee to accept) an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease. If Trustee fails to assume or assume and assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case (or such other period as may be provided by the Bankruptcy Code or allowed by the United States Bankruptcy Court for same), then Trustee shall be deemed to have rejected this Lease. If this Lease is rejected or deemed rejected, then Landlord shall have all rights and remedies available to it pursuant to Article XIX. At any time during the Term, upon not less than five (5) days prior written notice, Tenant shall provide Landlord with the most current financial statement for Tenant and any such person and financial statements for the two (2) years prior to the current financial statement year. Such statements are to be certified by Tenant to be true, correct and complete, prepared in accordance with generally accepted accounting principles and, if it is the normal practice of Tenant, audited by any independent certified public accountant.

ARTICLE XXI

SUBORDINATION

21.1 This Lease is subject and subordinate to the lien, provisions, operation and effect of all Mortgages, to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. Said subordination and the provisions of this Section shall be self-operative and no further instrument of subordination shall be required to effectuate such subordination. The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage.

21.2 Tenant shall at Landlord’s request promptly execute any requisite document confirming such subordination. During the pendency of an Event of Default, Tenant appoints Landlord as Tenant’s attorney in fact to execute any such document for Tenant. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and Tenant’s obligations hereunder in the event any foreclosure proceeding is prosecuted or completed or in the event the Building, the Land or Landlord’s interest therein is transferred by foreclosure, by deed in lieu of foreclosure or otherwise. If this Lease is not extinguished upon any such transfer or by the transferee following such transfer, then, at the request of such transferee and assumption of Landlord’s obligations as required hereby, Tenant shall attorn to such transferee and shall recognize such transferee as the landlord under this Lease. Tenant agrees that upon any such attornment, such transferee shall not be (a) bound by or required to credit Tenant with any prepayment of the Base Rent or additional rent more than thirty (30) days in advance or any deposit, rental security or any other sums deposited with any prior landlord under the Lease (including Landlord) unless said sum is actually received by such transferee, (b) bound by any amendment, modification or termination of this Lease made without the consent of the holder of each Mortgage existing as of the date of such amendment, (c) liable for any breach, act or omission of any prior landlord under the Lease (including Landlord) or any damages arising therefrom; (d) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord), (e) bound by any obligation which may appear in this Lease to maintain the Fitness Facility, (f) liable for any late completion of any construction of the Premises or tenant improvement work to the Premises commenced or agreed to by any prior landlord under the Lease (including Landlord), (g) liable for payment of any damages, fees or penalties payable by any landlord under the Lease (including Landlord) to Tenant including but not limited to fees or penalties for failure to deliver the Premises in a timely fashion, or (h) bound by any obligation which may appear in this Lease to pay any sum of money to Tenant; provided, however, that after succeeding to Landlord’s interest under this Lease, such transferee shall agree to perform in accordance with the terms of this Lease all obligations of Landlord arising after the date of transfer. Within ten (10) days after the request of such transferee, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.

21.3 On or before the Rent Commencement Date, Landlord shall obtain for Tenant a subordination and non-disturbance agreement (recognizing Tenant’s rights under this Lease) from any current and future holders of any Mortgage encumbering the Building and/or the Land on the form subordination and nondisturbance agreement set forth in Exhibit F, provided that Tenant shall pay as additional rent under this Lease all reasonable costs and fees (including reasonable attorneys’ fees) incurred by Landlord in connection with Landlord’s efforts to secure such nondisturbance agreement

ARTICLE XXII

HOLDING OVER

22.1 Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises, and that if Tenant fails to surrender the Premises or any portion thereof at the expiration or earlier termination of the Lease Term, then it will be conclusively presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Base Rent and additional rent that would have been payable had the Lease Term continued during such holdover period. Therefore, if Tenant (or anyone claiming through Tenant) does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term, then the rent payable by Tenant hereunder shall be increased to equal the greater of (1) fair market rent for the entire Premises, or (2) the following percentage of the Base Rent, additional rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period: one hundred twenty-five (125%) for each whole or partial month for the first ninety (90) days of such holding over, and one hundred fifty percent (150%) thereafter. Such rent shall be computed by Landlord and paid by Tenant on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Notwithstanding any other provision of this Lease, Landlord’s acceptance of such rent shall not in any manner adversely affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and to recover all damages. Unless otherwise agreed in writing between the parties, any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto.

ARTICLE XXIII

COVENANTS OF LANDLORD

23.1 Landlord covenants that it has the right to enter into this Lease, and that if Tenant shall perform timely all of its obligations hereunder, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy the full possession of the Premises (i.e., quiet enjoyment) without hindrance by Landlord, its employees or agents.

23.2 Subject to other applicable terms and provisions expressly provided in this Lease, Landlord reserves the following rights: (a) to change the street address and name of the Building provided that Tenant’s access to the Premises is not permanently, materially and adversely affected; (b) to change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of, and make additions to, the Building provided that Tenant’s access to the Premises is not permanently, materially and adversely affected; (c) to erect, use and maintain pipes, wires, structural supports, ducts and conduits in and through the plenum areas of the Premises; (d) to grant to anyone the exclusive right to conduct any particular business in the Building not inconsistent with Tenant’s permitted use of the Premises; (e) to exclusively use and/or lease the roof areas and other exterior areas; (f) to resubdivide the Land or to combine the Land with other lands; (g) to relocate any parking areas designated for Tenant’s use, provided the same are on the Land and Tenant shall not be treated in a discriminatory manner as compared to other tenants in the Building; (h) if Tenant vacates the Premises prior to the expiration of the Lease Term, to make Alterations to or otherwise prepare the Premises for reoccupancy without relieving Tenant of its obligation to pay all Base Rent, additional rent and other sums due under this Lease through such expiration; (i) to construct improvements (including kiosks) on the Land and in the public and Common Areas of the Building; (j) to prohibit smoking in the entire Building or portions thereof (including the Premises), so long as such prohibitions are in accordance with applicable law; and (k) if any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to enter the Premises for the purpose of doing such work as is required to preserve the walls of the Building and to preserve the land from injury or damage and to support such walls and land by proper foundations. Subject to the other applicable terms and provisions expressly provided in this Lease, Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance of Tenant’s business or use or occupancy of the Premises and Tenant shall have no claim against Landlord in connection therewith. With respect to (b), (c), (e), (g), (i) and (k) above, Landlord shall provide reasonable advance written notice and shall use commercially reasonable efforts to minimize interference with Tenant’s normal business operations in the Premises (subject, however, in all cases to governmental requirements, emergencies and/or temporary maintenance and repair activities, and in no event shall Landlord have any obligation to employ contractors or labor at overtime or other premium pay rates or incur any other overtime costs).

ARTICLE XXIV

PARKING

24.1 Tenant shall have the right to utilize the Building’s parking facilities on a non-exclusive and unreserved basis with other tenants of the Building for the parking of standard-sized passenger automobiles and upon such terms and conditions as may from time to time be established by Landlord. Landlord reserves the right in its absolute discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among Tenant and the other tenants based on Tenant’s Proportionate Share. If Landlord, in its sole and absolute discretion, grants to any other tenant of the Building the exclusive right to use any particular parking spaces, then neither Tenant nor its employees or visitors shall use such spaces; provided, however, that Tenant shall likewise be entitled to a number of reserved spaces, calculated at the same ratio of reserved to unreserved spaces as that granted to such other tenant. Tenant shall not use parking areas for the servicing or overnight storage of vehicles. Tenant shall not assign, sublet or transfer any rights with respect to the parking facilities. It is understood and agreed that Landlord assumes no responsibility, and shall not be held liable, for any damage or loss to any automobiles parked in the parking facilities or to any personal property located therein, or for any injury sustained by any person in or about the parking facilities. Landlord reserves the right to close the parking facilities during periods of unusually inclement weather or for repairs. Landlord shall not be liable to Tenant and this Lease shall not be affected if any parking rights hereunder are impaired by any Law imposed after the Lease Commencement Date.

ARTICLE XXV

GENERAL PROVISIONS

25.1 Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises or any portion of the Building except as herein expressly set forth, and no right, privilege, easement or license is being acquired by Tenant except as herein expressly set forth.

25.2 Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant, and no estate shall pass out of Landlord. Tenant shall not use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises, use the name of the Building as Tenant’s business address after Tenant vacates the Premises, or do or permit to be done anything in connection with Tenant’s business or advertising which in the reasonable judgment of Landlord may reflect unfavorably on Landlord or the Building or confuse or mislead the public as to any apparent connection or relationship between Landlord, the Building and Tenant.

25.3 Landlord and Tenant each warrants to the other that in connection with this Lease it has not employed or dealt with any broker, agent or finder, other than the Brokers. It is understood that Landlord shall pay the Brokers pursuant to separate agreements. Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions, or for a lien under any applicable broker’s lien law, asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Brokers. Landlord shall indemnify and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by the Brokers and any other broker, agent or finder employed by Landlord or with whom Landlord has dealt. Tenant’s and Landlord’s indemnities set forth in this Section shall survive the expiration or earlier termination of the Lease Term.

25.4 At any time and from time to time, upon not less than ten (10) days’ prior written notice, Tenant and each subtenant, assignee, licensee or concessionaire or occupant of Tenant shall execute, acknowledge and deliver to Landlord and/or any other person or entity designated by Landlord, a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which the rent and any other charges have been paid; (c) to Tenant’s knowledge, whether or not Landlord is in default in the performance of any obligation, and if so, specifying the nature of such default; (d) the address to which notices to Tenant are to be sent; (e) that this Lease is subject and subordinate to all Mortgages encumbering the Building or the Land; (f) that Tenant has accepted the Premises and that all work thereto has been completed (or if such work has not been completed, specifying the incomplete work); and (g) such other matters as Landlord may reasonably request. Any such statement may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any holder or prospective holder of a Mortgage or any other person or entity. Tenant acknowledges that time is of the essence to the delivery of such statements and that Tenant’s failure to deliver timely such statements may cause substantial damages resulting from, for example, delays in obtaining financing.

25.5 LANDLORD, TENANT, ALL GUARANTORS AND ALL GENERAL PARTNERS EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM

BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. TENANT CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION AT THE PREMISES; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE PREMISES. TENANT WAIVES ANY RIGHT TO RAISE ANY NON-COMPULSORY COUNTERCLAIM IN ANY SUMMARY OR EXPEDITED ACTION OR PROCEEDING INSTITUTED BY LANDLORD. LANDLORD, TENANT, ALL GUARANTORS AND ALL GENERAL PARTNERS EACH WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE JURISDICTION IN WHICH THE BUILDING IS LOCATED, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.

25.6 All notices or other communications required under this Lease shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the next business day after deposit with a recognized overnight delivery service, or on the second day after being sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (a) if to Landlord, at the Landlord Notice Address specified in Article I; (b) if to Tenant, at the Tenant Notice Address specified in Article I. Either party may change its address for the giving of notices by written notice given in accordance with this Section. If Landlord or the holder of any Mortgage notifies Tenant in writing that a copy of any notice to Landlord shall be sent to such holder at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such holder, and no such notice shall be considered duly sent unless such copy is so sent to such holder. Any such holder shall have thirty (30) days after receipt of such notice to cure any Landlord default before Tenant may exercise any remedy (provided that in the case of a Landlord default arising from an act or omission which cannot be reasonably remedied within said thirty (30) day period, then the holder of any Mortgage shall have as long as reasonably necessary to remedy such act or omission provided that (i) such holder commences such remedy and notifies Tenant within said thirty (30) day period of holder’s desire to remedy, and (ii) holder pursues completion of such remedy with due diligence following such giving of notice and following the time when holder should have become entitled under the Mortgage to remedy the same). Any cure of Landlord’s default by such holder shall be treated as performance by Landlord.

25.7 Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby. Nothing contained in this Lease shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate allowed by law.

25.8 Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require such substitution.

25.9 The provisions of this Lease shall be binding upon and inure to the benefit of the parties and each of their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or subletting.

25.10 This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the parties hereto. Any representation, inducement, warranty, understanding or agreement that is not expressly set forth in this Lease shall be of no force or effect. This Lease may be modified or changed in any manner only by an instrument signed by both parties. This Lease includes and incorporates all exhibits, schedules and riders attached hereto. Tenant shall, at Landlord’s request, promptly execute any requisite document, certificate or instrument that is reasonably necessary or desirable to clarify or carry out the force and effect of any terms or conditions of, or obligation of Tenant under, this Lease.

25.11 This Lease shall be governed by the Laws of the jurisdiction in which the Building is located, without regard to the application of choice of law principles. There shall be no presumption that this Lease be construed more strictly against the party who itself or though its agent prepared it (it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease). No custom or practice which may evolve between the parties in the administration of the terms of this Lease shall be construed to waive Landlord’s right to insist on Tenant’s strict performance of the terms of this Lease.

25.12 Headings are used for convenience and shall not be considered when construing this Lease.

25.13 The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

25.14 Time is of the essence with respect to each of Tenant’s and Landlord’s obligations hereunder.

25.15 This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document. Faxed signatures shall have the same binding effect as original signatures.

25.16 Neither this Lease nor a memorandum thereof shall be recorded.

25.17 Landlord reserves the right to make reasonable changes and modifications to the plans and specifications for Building without Tenant’s consent, provided such changes or modifications do not materially and adversely change the character of same.

25.18 Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease to be paid by Tenant no later than thirty (30) days after the date Landlord notifies Tenant of the amount thereof.

25.19 Tenant’s liabilities and obligations with respect to the period prior to the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination. Landlord’s liabilities and obligations with respect to refund of the security deposit or overpayments by Tenant of Real Estate Taxes or Operating Charges, if and to the extent required by the provisions of this Lease, shall survive the expiration or earlier termination of this Lease.

25.20 If Landlord or Tenant is in any way delayed or prevented from performing any obligation (except, with respect to Tenant, its obligations to pay rent and other sums due under this Lease, any obligation set forth in Exhibit B, any obligation with respect to insurance pursuant to Article XIII, any obligation to give notice with respect to extensions, expansions or otherwise, and any holdover) due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond Landlord’s or Tenant’s (as applicable) reasonable control (whether similar or dissimilar to the foregoing events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. No force majeure event shall delay the Lease Commencement Date or excuse the timely payment of all items of rent by Tenant. Financial disability or hardship shall never constitute a force majeure event.

25.21 Landlord’s review, approval and consent powers (including the right to review plans and specifications) are for its benefit only. Such review, approval or consent (or conditions imposed in connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter.

25.22 The deletion of any printed, typed or other portion of this Lease shall not evidence the parties’ intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

25.23 At the expiration or earlier termination of the Lease Term, Tenant shall deliver to Landlord all keys and security cards to the Building and the Premises, whether such keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Premises.

25.24 Tenant and the person executing and delivering this Lease on Tenant’s behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled by the U.S. Government for the purpose of identifying suspected terrorists, and Tenant is not engaging in this transaction on behalf of any such individual or entity; that Tenant is not in violation of any anti-money laundering Law; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

25.25 Intentionally Omitted.

25.26 In the event Landlord or Tenant is required or elects to take legal action against the other party to enforce the provisions of this Lease, then the prevailing party in such action shall be entitled to collect from the other party its costs and expenses incurred in connection with the legal action (including reasonable attorneys’ fees and court costs). Notwithstanding the foregoing, if Landlord shall take any legal action for collection of rent or file any eviction proceedings (whether summary or otherwise) for the non-payment of rent, and Tenant shall make payment of such rent prior to the rendering of any judgment, the Landlord shall be entitled to collect and Tenant shall pay as additional rent all filing fees and other costs in connection therewith (including reasonable attorneys’ fees).

25.27 As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not knowingly conducted nor will knowingly conduct business nor has knowingly engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including, without limitation, any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under Article XIX of this Lease and shall be covered by the indemnity provisions of this Lease, (y) Tenant shall be responsible for ensuring that all assignees of this Lease and all subtenants or other occupants of the Premises comply with the foregoing representations and warranties, and (z) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease

ARTICLE XXVI

OPTION TO RENEW

26.1 Tenant shall have the right to extend the term of this Lease for two (2) additional five (5) year lease terms (each, a “Renewal Term”), upon the following conditions:

a. Tenant has not been in default at any time during the Lease Term or first Renewal Term, as applicable;

b. Landlord has made a good faith determination that Tenant remains creditworthy;

c. Tenant has not previously assigned the Lease or sublet any part or all of the Premises;

d. Tenant has delivered to Landlord written notice of its intention to exercise this option not less than 365 days prior to the expiration of the Lease Term or first Renewal Term, as applicable; and

e. All lease terms for the Renewal Term shall be the same as in the Lease, except that the annual Base Rent for the Renewal Terms shall be the Fair Market Rent as of the commencement of the applicable Renewal Term, as determined in Subsection f below, and there shall be no further option to renew the Lease Term after the second Renewal Term. “Fair Market Rent”, as used in this Lease, shall be equal to the terms at which tenants comparable to Tenant, as of the first day of the applicable Renewal Term, are leasing for a comparable term, renewal, non-equity space comparable to the Premises, from a willing, comparable landlord, at arm’s length, which comparable space is located in “Comparable Buildings” in the vicinity (i.e., of a similar age and quality, considering any recent renovations or modernization, and floor plate size or, if such Comparable Buildings, or comparable space within Comparable Buildings, is not available, adjustments shall be made in determination of Fair Market Rent to reflect the age and quality of the Building and the Premises as contrasted to other buildings used for comparison purposes), with similar amenities, taking into consideration size, location, floor level, proposed term of the lease, extent of services to be provided, the time that the particular rate under consideration became or is to become effective, annual escalations, as well as all tenant concessions and inducements. Additionally, in considering comparable space within Comparable Buildings, appropriate adjustments shall be made to the annual rental rates per rentable square foot, the standard measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause (e.g., whether increases in rent and additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), the extent of tenant’s liability under the lease, abatement provisions reflecting free rent and/or no rent during the period of construction or any other period during the lease term.

f. The Fair Market Rate shall be determined as follows:

(1) For a period of thirty (30) days after receipt of Tenant’s notice, Landlord and Tenant shall negotiate in good faith the Fair Market Rate;

(2) If the parties are unable to agree on the new Fair Market Rate, then Landlord and Tenant shall each select an appraiser in the person of an experienced real estate broker, each of whom must have at least ten (10) years commercial leasing experience in the New Jersey market (the “Market”), within forty (45) days after Landlord’s receipt of Tenant’s notice;

(3) The two appraisers shall confer to see if they can agree on the Fair Market Rate for space in the Market as of the time the Renewal Term is to begin; and, if they reach agreement, the rate upon which they agree shall become the new Base Rent for the first year of the Renewal Term;

(4) If the two appraisers cannot reach agreement, then each shall designate the rate which he or she believes is the appropriate new Fair Market Rate. Unless either Landlord agrees to the rate specified by Tenant’s appraiser or vice versa, the two appraisers shall agree on a third appraiser, who shall have no less than the minimum experience required of the initial two appraisers, within fifteen (15) days after both appraisers have been designated; and

(5) The third appraiser shall determine which of the two appraisals for the new Fair Market Rate more accurately represents the new Fair Market Rate which the third appraiser believes is the appropriate new Fair Market Rate. Upon such determination, the new Fair Market Rate selected by the third appraiser shall be used.

(6) If Landlord or Tenant fails to comply with the time guidelines in this section, then the Fair Market Rate submitted by the other shall automatically apply.

(7) Each party shall bear the expense of its own appraiser and shall divide equally the expense of the third appraiser.

26.2 After the Appraisers establish the Fair Market Rent, the parties shall immediately execute an amendment to this Lease stating the new Base Rent for the Renewal Term. The renewal options are personal to Tenant and are non-transferable.

ARTICLE XXVII

RIGHT OF FIRST OFFER

27.1 Tenant shall have a first right of offer to lease additional space on the second (2nd) floor of the Building (the “Additional Space”), provided:

a. This right of first offer is subordinate to the rights of (i) the current tenant in the Additional Space to renew, extend or otherwise negotiate a new lease or extension for the Additional Space; (ii) all future tenants which enter into a new lease for such space, to renew or extend their leases; and (iii) the rights of other tenants in the Building which exist prior to the date of this Lease;

b. Tenant has not been in default at any time during the Lease Term;

c. Tenant has not previously assigned the Lease or sublet more than twenty-five percent (25%) of the Premises;

d. Landlord has made a good faith determination that Tenant remains creditworthy;

e. Tenant must lease all of the Additional Space offered; and

f. Tenant exercises its option as provided in this Section by delivering to Landlord written notice of its intention within ten (10) days after Landlord has notified Tenant that the Additional Space is available;

g. All terms of the lease of the Additional Space shall be upon those terms and conditions as are negotiated in good faith between the parties; provided, however, if Tenant expands the leased premises pursuant to this Article XXVII within twelve (12) months of the Lease Commencement Date, the terms of the lease of the Additional Space shall be upon the same per square foot terms as are contained in this Lease, except that Tenant shall receive a pro-rated Tenant Allowance and pro-rated Base Rent abatement;

h. Tenant executes an addendum or a new lease for the Additional Space within thirty (30) days after Landlord’s receipt of Tenant’s notice to lease the Additional Space; and

i. This right of first offer must be exercised prior to the seventh (7th) anniversary of the Lease Commencement Date.

27.2 If Tenant fails to comply with each of the above conditions within the time specified, all time periods herein for Tenant being of the essence, then this right of first offer will lapse and be of no further force and effect, and Landlord shall have the right to lease all or any part of the Additional Space to a third party under the same or any other terms and conditions, whether or not such terms and conditions are more or less favorable than those offered to Tenant. This right of first offer to lease the Additional Space is personal to Tenant and is non-transferable.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

WITNESS/ATTEST:

/s/

WITNESS/ATTEST:
/s/ Philip K. Yachmetz

LANDLORD:

WELLS REIT – MULTI-STATE OWNER, LLC, a Delaware limited liability company

By:	/s/ George M. Wells

Name:	George M. Wells

Title:	Vice President

TENANT:

SAVIENT PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ John H. Johnson	[SEAL]

Name:	John H. Johnson

Title:	CEO & President

RIDER 1 – GENERAL DEFINITIONS

Access Card Allotment: three and one-half (3.5) access cards per 1,000 square feet of rentable area in the Premises.

ADA: the Americans with Disabilities Act and the regulations promulgated thereunder, as the same may be amended from time to time.

Affiliate of Tenant: (i) a corporation or other business entity (a “successor corporation”) into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred or sold, provided that such successor corporation shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Tenant as of the date hereof or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that the successor corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease and the proposed use of the Premises is in compliance with Article VI; or (ii) a corporation or other business entity (a “related corporation”) which shall control, be controlled by or be under common control with Tenant, shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Tenant as of the date hereof or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that such related corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom) and the proposed use of the Premises is in compliance with Article VI. For purposes of clause (ii) above, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity.

Agents: any agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer, invitee or guest of a party.

Alterations: any structural or other alterations, decorations, additions, installations, demolitions, improvements or other changes. Alterations shall not include the Tenant’s Work.

Approved Space Plan: a space plan, approved by both Landlord and Tenant, drawn to scale which shall include all partition types and locations; all doors and hardware requirements; all light fixtures and exit lights; all finish materials including glass, wall and floor finishes; all special ceiling conditions; all cabinetry and millwork with elevations and details; all modifications to existing base building HVAC equipment, all electrical receptacles; all data and voice locations; all floor load requirements which exceed eighty (80) pounds per square foot live load and twenty (20) pounds per square foot dead load; and the seating capacity of all conference rooms and furniture workstation areas; and all other information Landlord reasonably requires to approve said Space Plan. All of Tenant’s plans shall be prepared by a licensed architect approved by Landlord and in a form sufficient to secure approvals of applicable governmental authorities.

Bankruptcy Code: Title 11 of the United States Code, as amended.

Building Directory Share: one (1) listing.

Building Structure and Systems: the exterior and common area walls, main lobby in the Building, slab floors, exterior windows, load bearing elements, foundations, roof and common areas that form a part of the Building, and the building standard mechanical, electrical, HVAC and plumbing systems, pipes and conduits that are provided by Landlord in the operation of the Building.

Cabling: telephone, computer and other communications and data systems and cabling.

Case: a formal proceeding in which Tenant is the subject debtor under the Bankruptcy Code.

Common Areas: those common and public areas and facilities of the Building and improvements to the Land which are from time to time provided by Landlord for the use or benefit of tenants in the Building or for use or benefit by the public in general, including (a) access corridors, elevator foyers and core bathrooms, to the extent the same are not located on floors of the Building fully leased to a single tenant, and (b) Building-wide mailrooms, fire rooms, vending areas, health and fitness facilities, janitorial areas and other similar facilities of the Building, and (c) any and all non-exclusive grounds, parks, landscaped areas, plazas, outside sitting areas, sidewalks, tunnels, pedestrian ways, sky bridges, loading docks, and (d) generally all other common and public improvements on the Land.

Construction Drawings: the architectural, mechanical and engineering working drawings that define the total scope of work to be performed by Landlord or Tenant, as applicable, in sufficient detail to secure required permits from the local jurisdiction and that include, without limitation: key plan; all legends and schedules; construction plan; reflected ceiling plan; telephone and electrical outlet location plan; finish plan; and all architectural details, elevations and specifications necessary to construct the Premises.

Cosmetic Changes: those minor, non-structural Alterations of a decorative nature consistent with a first-class office building for which a building permit is not required and which cost (including installation) in the aggregate less than Twenty Five Thousand Dollars ($25,000) per project or series of related projects (as reasonably determined by Landlord), such as painting, carpeting and hanging pictures.

Costs: any costs, damages, claims, liabilities, expenses (including reasonable attorneys’ fees), losses, penalties and court costs.

Default Rate: the greater of fifteen percent (15%) per annum or the rate per annum which is five (5) whole percentage points higher than the Prime Rate published in the Money Rates section of the Wall Street Journal.

Environmental Default: any of the following by Tenant or any Agent of Tenant: a violation of an Environmental Law; a release, spill or discharge of a Hazardous Material on or from the Premises, the Land or the Building; an environmental condition requiring responsive action; or an emergency environmental condition.

Environmental Law: any present and future Law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material (including CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any Law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local Laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

Event of Bankruptcy: the occurrence with respect to any of Tenant, any Guarantor or any other person liable for Tenant’s obligations hereunder (including any general partner of Tenant) of any of the following: (a) such person becoming insolvent, as that term is defined in the Bankruptcy Code or Insolvency Laws; (b) appointment of a receiver or custodian for any property of such person, or the institution of a foreclosure or attachment action upon any property of such person; (c) filing by such person of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against such person as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within sixty (60) days after filing, or (2) results in the issuance of an order for relief against the debtor; (e) such person making or consenting to an assignment for the benefit of creditors or a composition of creditors; (f) such person knowingly submitting (either before or after execution hereof) to Landlord any financial statement containing any material inaccuracy or omission; or (g) an admission by Tenant or Guarantor of its inability to pay debts as they become due.

Event of Default: any of the following: (a) Tenant’s failure to make when due any payment of the Base Rent, additional rent or other sum, which failure shall continue for a period of three (3) days after Landlord sends Tenant written notice thereof; (b) Tenant’s failure to perform or observe any covenant or condition of this Lease not otherwise specifically described in Section 19.1, which failure shall continue for a period of ten (10) days after Landlord sends Tenant written notice thereof (or such shorter period as is appropriate if such failure is capable of being cured sooner); provided, however, that if such cure cannot reasonably be effected within such ten (10) day period and Tenant begins such cure promptly within such ten (10) day period and is pursuing such cure in good faith and with diligence and continuity during such ten (10) day period, then, except in the event of an emergency, Tenant shall have such additional time (not to exceed ninety (90) days in total) as is reasonably necessary to effect such cure; (c) Tenant’s failure to take occupancy of or occupy continuously the Premises; (d) an Event of Bankruptcy; (e) Tenant’s dissolution or liquidation; (f) any Environmental Default; or (g) any sublease, assignment or mortgage not permitted by Article VII; or (h) Tenant’s failure to pay any sum or perform or observe any covenant or condition of this Lease when required under this Lease (without regard to any grace period otherwise allowed) more than twice during any twelve month period during the Lease Term.

Final Construction Drawings: the Construction Drawings as approved (or deemed approved pursuant to Exhibit B) by Tenant and Landlord.

Fitness Facility: an un-staffed fitness facility within the Building or the Project.

Hazardous Materials: (a) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, (c) toxic mold, mildew or any substance that reasonably can be expected to give rise to toxic mold or mildew, or (d) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Building or the Land or hazardous to health or the environment.

including: including, but not limited to; including, without limitation; and words of similar import.

Insolvency Laws: the insolvency Laws of any state.

IRC: Internal Revenue Code of 1986, as amended.

Land: the site upon which the Building is constructed.

Landlord Insured Parties: Landlord’s advisors, the managing agent of the Building and the holder of any Mortgage, in each case of whom Landlord shall have given notice to Tenant, and any other party that Landlord may reasonably designate in writing from time to time.

Landlord’s Representatives: Landlord’s affiliates, shareholders, partners, directors, officers, employees, agents and representatives.

Laws: all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, orders and recommendations (including those made by any public or private agency having authority over insurance rates).

Lease Year: a period of twelve (12) consecutive months commencing on the Lease Commencement Date, and each successive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month in which the first anniversary of the Lease Commencement Date occurs.

Mortgages: all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber any portion of the Building or the Land.

Operating Charges: all expenses, charges and fees incurred by or on behalf of Landlord in connection with the management, operation, ownership, maintenance, servicing, insuring and repair, including the following: (1) electricity, gas, water, HVAC (including chilled condenser water), sewer and other utility and service costs, charges and fees (including any tap fees and connection and switching fees) of every type and nature; (2) premiums, deductibles (to the extent reasonable and customary) and other charges for insurance; (3) management fees of not more than three percent (3%) of the adjusted gross revenues of the Building plus amounts that would have been received had there been no rental abatements or other concessions) and personnel costs of the Building (including all fringe benefits, workers’ compensation insurance premiums and payroll taxes); (4) costs of service, equipment rental, access control, landscaping and maintenance contracts; (5) maintenance, repair and replacement expenses and supplies; (6) depreciation/amortization in accordance with generally accepted accounting principles for capital expenditures made by Landlord to reduce operating expenses or to comply with Laws imposed after the date hereof, which shall be charged in annual installments equal to the greater of the savings realized or amortized based upon the useful life of the items for which such costs are incurred, each calendar year such costs are charged to Operating Charges, together with interest, each calendar year such costs are charged to Operating Charges, on the unamortized balance at an interest rate of one percent (1%) in excess of the Prime Rate in effect on January 1 of each calendar year; (7) charges for janitorial and cleaning services and supplies; (8) any business, professional or occupational license tax payable by Landlord with respect to the Building and any association fees; (9) reasonable reserves for replacements, repairs and contingencies; (10) sales, use and personal property taxes payable in connection with tangible personal property and services purchased for and used in connection with the Building; (11) reasonable and actual out-of-pocket third party accounting and audit fees relating to the determination of Operating Charges (and tenants’ proportionate shares thereof) and the preparation of statements required by tenant leases; (12) expenses incurred in connection with concierge services provided to the Building (if any); (13) the fair market rental value of any management office (of reasonable and customary size) and fitness facilities in the Building; (14) special assessments, fees, penalties and other charges and costs for transit, transit encouragement traffic reduction programs, or any similar purpose; (15) all costs of operating, maintaining, repairing and replacing equipment in any portion of any fitness facility, (to the extent not offset by separate membership or usage fees imposed by Landlord) roof deck, function room or other amenity of the Building; (16) payments required in connection with a reciprocal easement or similar agreement to which the Landlord is bound; and (17) any other expense incurred by Landlord in arm’s-length transactions in connection with maintaining, repairing or operating the Building. Notwithstanding any provision contained in this Lease to the contrary, Operating Charges shall not include: (i) Real Estate Taxes; (ii) principal or interest payments on any Mortgage; (iii) the costs of special services and utilities separately charged to particular tenants of the Building; (iv) ground lease payments; (v) advertising and promotional expenses directly relating to leasing; (vi) costs for which Landlord is reimbursed by insurance proceeds or from tenants of the Building (other than such tenants’ regular contributions to Operating Charges); (vii) costs directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord’s financial condition; (viii) costs of repairs, replacements or other work occasioned by fire, windstorm or other casualty, or the exercise by governmental authorities of the right of eminent domain (except a commercially reasonable deductible); (ix) leasing commissions, attorney’s fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, other occupants or prospective tenants or other occupants of the Building, and similar costs incurred in connection with disputes with and/or enforcement of any leases with tenants, other occupants, or prospective tenants or other occupants of the Building; (x) tenant allowances, tenant concessions, and other costs and expenses (including permit, license and inspection fees) incurred in connection with completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating leased premises for tenants or other occupants, or vacant, leasable space in the Building, including space planning/interior architecture fees and/or engineering for same; (xi) costs or expenses (including fines, penalties and legal fees) incurred due to the violation (as compared to compliance costs) by Landlord, its agents, any tenant (other than Tenant) or other occupant of the Building of any terms and conditions of this Lease or of the leases of other tenants in the Building, and/or of any valid applicable Laws that would not have been incurred but for such violation by Landlord, its agent, tenant, or other occupant, it being intended that each party shall be responsible for the costs resulting from its violation of such leases and Law; (provided that reasonable attorney’s fees to enforce rules and regulations for the Building shall be included in Operating Charges); (xii) penalties for any late payment by Landlord, including taxes and equipment leases; (xiii) compensation paid to clerks, attendants or other persons in commercial concessions (such as a snack bar, restaurant or newsstand, but not including Building amenities such as a fitness center or the parking facilities); (xiv) Landlord’s contributions to charitable organizations; (xv) costs of correcting defects, including any allowances for same, in the original construction of the Building; (xvi) costs in connection with services (including electricity), items or other benefits of a material type which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant of the Building, whether or not such other tenant or occupant is specifically charged therefor by Landlord; (xvii) costs or expenses for sculpture, paintings or other works of art, including costs incurred with respect to the purchase, ownership, leasing, showing, promotion, securing, repair and/or maintenance of same, other than normal building decorations customary in buildings comparable to the Building; and (xviii) costs arising from the presence of Hazardous Materials in, about or below the Land or the Building (including any Hazardous Materials brought to, deposited on or disposed of at the Building by Landlord or Landlord’s Agents, but excluding those Hazardous Materials utilized in connection with the operation, maintenance and repair of the Building in the ordinary course and those brought, deposited or disposed of by Tenant or Tenant’s Agents with respect to its use or occupancy of space in the Building).

Operating Charges Base Amount: the Operating Charges incurred during the Operating Charges Base Year.

Parking Facility: the parking facility at the Building.

Permitted Recipient: the officers, partners and senior level employees of Tenant who are involved in lease administration, Tenant’s certified public accountants who have responsibilities related to Operating Charges, Tenant’s attorney if involved in the dispute, any employees of Tenant’s auditor involved with the review, or any person or entity to whom disclosure is required by applicable judicial or governmental authority.

Prime Rate: the prime rate published in the Money Rates section of the Wall Street Journal.

Proposed Sublease Commencement Date: the anticipated commencement date of the proposed assignment, subletting or other transaction.

Proposed Sublet Space: the area proposed to be assigned, sublet or otherwise encumbered.

Real Estate Taxes Base Amount: the Real Estate Taxes incurred during the Real Estate Taxes Base Year.

Real Estate Taxes: (1) all real estate taxes, vault and/or public space rentals, business district or arena taxes, special user fees, rates and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Building or the Land, or Landlord’s personal property used in connection therewith; (2) any other present or future taxes or charges that are imposed upon Landlord or assessed against the Building which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the gross rents payable by tenants of the Building, any public safety fee or similar charge, any transit, sales, rental, use, receipts or occupancy tax or fee, and any assessment imposed in connection with business improvement or similar districts; and (3) reasonable expenses (including reasonable attorneys’ and consultants’ fees and court costs) incurred in reviewing, protesting or seeking a reduction or abatement of, or defending or otherwise participating in any challenge to, real estate taxes, whether or not such protest or reduction is ultimately successful (provided, however, that such review, protest, or reduction attempt is undertaken in good faith by Landlord with the reasonable expectation to reduce Real Estate Taxes for the Building). Real Estate Taxes shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building, or any interest charges or penalties incurred as a result of Landlord’s failure to timely pay Real Estate Taxes (provided that if the taxing authority permits a taxpayer to elect to pay in installments, then, for purposes of determining the amount of Real Estate Taxes, if Landlord so elects to pay in installments, all interest charges shall be deemed Real Estate Taxes).

Reconciliation Statement: a reasonably detailed written statement showing (1) Tenant’s Proportionate Share of the amount by which Operating Charges or Real Estate Taxes, as applicable, incurred during the preceding calendar year exceeded, respectively, the Operating Charges Base Amount or the Real Estate Taxes Base Amount and (2) the aggregate amount of Tenant’s estimated payments made on account of Operating Charges and Real Estate Taxes during such year.

Retail Area Charges: those expenses, if any, that are solely attributable to and payable by tenants of the Retail Area (for example, expenses relating to janitorial, bussing and cleaning services; storage and removal of trash; maintenance and replacement of tables, chairs, trash receptacles and other furnishings or facilities; and electricity, gas, water, sewer and other utility service furnished solely to such space, to the extent applicable).

Structural and System Alterations: any Alteration that will or may necessitate any changes, replacements or additions to the load-bearing or exterior walls, non-drop ceilings, partitions (load-bearing or non-demising), columns or floor, or to the fire protection, water, sewer, electrical, mechanical, plumbing, HVAC or other base building systems, of the Premises or the Building.

Tenant Items: all non-Building standard supplemental heating, ventilation and air conditioning equipment and systems serving exclusively the Premises and any special tenant areas, facilities and finishes, any special fire protection equipment, any telecommunications, security, data, computer and similar equipment, cabling and wiring, kitchen/galley equipment and fixtures, all other furniture, furnishings, equipment and systems of Tenant and all Alterations.

Tenant’s Sublease Request Notice: a notice to Landlord containing: the identity of a proposed assignee, subtenant or other party and its business; the terms of the proposed assignment, subletting or other transaction (including a copy of the proposed document for same); the Proposed Sublease Commencement Date; the Proposed Sublet Space; financial statements for the prior two (2) years certified by an authorized officer of Tenant or a certified public accounting firm, or other evidence of financial responsibility of such proposed assignee, subtenant to other party; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction.

Tenant’s Work: As defined in Exhibit B.

Trustee: a trustee-in-bankruptcy of Tenant under a Case.

EXHIBIT A

PLAN SHOWING PREMISES

A-1

EXHIBIT B

WORK AGREEMENT

This Exhibit is attached to and made a part of that certain Lease Agreement dated as of January     , 2012 (the “Lease”), by and between WELLS REIT – MULTI-STATE OWNER, LLC, a Delaware limited liability company (“Landlord”) and SAVIENT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”). Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the Lease.

1. Tenant’s Authorized Representative. Tenant designates Stephen Davies, or his successor (“Tenant’s Authorized Representative”) as the person authorized to represent Tenant in issues related to this Exhibit.

2. Tenant’s Work. Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy, and the Premises shall be delivered containing no improvements or property of any kind in its “as is, where is” condition; provided, however, Landlord shall deliver the Premises with all Building systems serving the Premises in good working order and condition. Tenant shall be provided one 50 AMP circuit connected to the existing generator servicing the third and fourth floors and Landlord will bill Tenant its pro-rated share of all operating, maintenance and repair costs associated with the generator. Tenant will have exclusive use of the UPS system currently in place on the third floor and will be solely responsible for the operation, maintenance and replacement of this equipment. In addition, Landlord, on the date of its execution of this Lease, shall execute a bill of sale transferring to Tenant (at no cost) ownership of the existing furniture in the Premises. Landlord makes no representations or warranties whatsoever regarding the generator, UPS system and Furniture, and Tenant agrees to accept such generator, UPS system and Furniture in its “as is” condition. Landlord will have no responsibility to replace any of the equipment associated with the generator or UPS system. Any connections to pipes, ducts and conduits for the mechanical, electrical and plumbing systems in the Building shall be made by Tenant, at Tenant’s sole cost and expense. All of the work to be performed in initially finishing and completing the Premises (collectively, “Tenant’s Work”) shall be performed by Tenant pursuant to this Exhibit B and Article IX (and all other applicable provisions including insurance, damage and indemnification provisions) of the Lease and such work shall be deemed to be Alterations for all purposes of the Lease; provided, however, that all such work involving structural, electrical, mechanical, glass/glazing, fire protection or plumbing work, the heating ventilation and air conditioning system of the Premises or the Building, and the roof of the Building shall, at Landlord’s election, be performed by Landlord’s designated contractor or subcontractor at Tenant’s expense (provided the cost therefor is reasonable and competitive). If Landlord elects not to so perform such work, then Landlord shall be paid a reasonable hourly fee for each hour (or portion thereof) Landlord or its designee spends in supervising such construction work. Landlord shall provide no Building standard items to the Premises. Tenant’s taking of possession of the Premises shall constitute Tenant’s acknowledgment that the Premises are in good condition and that all obligations of Landlord have been fully satisfied. Tenant acknowledges that Tenant’s Work is being accomplished for its own account, Landlord having no responsibility or obligation in respect thereof.

3. Costs.

(a) Tenant shall pay all expenses (including (i) a reasonable hourly fee for each hour (or portion thereof) Landlord or its agent spends in supervising any portion of Tenant’s Work performed by Tenant or Tenant’s contractors, and (ii) a construction management fee for any portion of Tenant’s Work performed by Landlord’s contractors, which construction management fee in the amount of one percent (1%) of the total cost of the initial buildout. Any services provided by Landlord’s architect or engineer shall be paid for by Tenant within ten (10) days after Tenant’s receipt of a bill therefor. Upon request, Tenant shall execute a separate agreement between Tenant and such architect or engineer with respect to such services. All amounts payable by Tenant to Landlord pursuant to this Exhibit shall be considered additional rent subject to the provisions of the Lease.

(b) Landlord shall provide Tenant an allowance (the “Improvements Allowance”) equal to the product of Forty-one and 50/100 Dollars ($41.50), multiplied by the number of square feet of rentable area in the Premises. The Improvements Allowance is provided in order to help Tenant finance the cost of Tenant’s Work. Landlord shall have no duty to advance any portion of the Improvements Allowance until satisfaction of the following conditions: (i) Tenant’s occupancy of the Premises pursuant to a valid certificate of occupancy; (ii) execution and delivery by Tenant of the Certificate attached to the Lease as Exhibit D; (iii) receipt by Landlord of a certificate of completion from Tenant’s architect and lien waivers from Tenant’s contractor; (iv) there shall have been no Event of Default under the Lease; and (v) Landlord shall have approved both final plans and working drawings for such tenant improvements and the quality of the materials to be installed in the Premises. Upon written request of Tenant, Landlord shall reimburse Tenant for such tenant improvements to the extent of the Improvements Allowance,

B-I-1

provided: (A) such request is accompanied by a copy of the invoice for such expenses marked “paid”; (B) copies of all contracts, bills, vouchers, change orders and other information relating to the expenses for which reimbursement is being sought as may be requested by Landlord shall be made available to Landlord by Tenant; (C) the work and materials for which payment is requested are in complete accordance with the final working drawings approved by Landlord; (D) the work for which payment is requested has been performed both by a contractor and in accordance with a construction contract approved by Landlord; and (E) the work and materials for which payment is requested have been physically incorporated into the Premises, free of any security interest, lien or encumbrance fully in accordance with Article IX of the Lease. Notwithstanding anything above to the contrary, Landlord shall have the right to apply portions of the Improvements Allowance against reasonable costs and expenses incurred by Landlord in reviewing, approving and inspecting such improvements and any proposed working drawings, including any engineering expenses incurred by Landlord. Landlord shall not be required to reimburse Tenant for any invoice received after the one hundred eightieth (180th) day after the Lease Commencement Date. Notwithstanding the foregoing and provided Tenant is not in default under the Lease, at Tenant’s request, and as part of the Improvements Allowance, Landlord will pay a monthly lease procurement fee to Tenant’s existing Landlord of $155,575.00 for a period of eight (8) months, beginning May 2012 and ending December 2012.

4. Schedule. If any plans and drawings are prepared by Landlord’s architect or engineer, such plans and drawings will be prepared on Tenant’s behalf and Tenant shall be solely responsible for the timely completion of all plans and drawings and for their compliance with all Laws. The deadlines specified in this Paragraph shall apply whether plans and drawings are prepared by Landlord’s architect or engineer or an architect or engineer selected by Tenant. All deadlines must be met in order to allow Landlord sufficient time to review plans and drawings and discuss with Tenant any changes thereto which Landlord believes to be necessary or desirable. The parties intend for each such deadline to be the applicable deadline, even if any such deadline is before the date the Lease is executed.

5. Approval. All plans and drawings (and changes thereto) shall be subject to Landlord’s written approval (which shall be made within ten (10) days after receipt by Landlord), which approval may be withheld or granted in Landlord’s sole and absolute discretion with respect to plans and drawings related to structural Alterations (as set forth in Section 9.2 of the Lease) and those non-structural Alterations which are visible from the exterior of the Premises or for which a building permit is required, which approval shall not be unreasonably withheld, conditioned or delayed with respect to plans and drawings related to all other non-structural Alterations. Such approval shall not constitute either (a) approval of any delay caused by Tenant or a waiver of any right or remedy that may arise as a result of such delay, or (b) Landlord’s representation that such approved plans, drawings or changes comply with all Laws. Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant. All materials and equipment furnished by Tenant shall be new or like-new and all work shall be done in a first-class workmanlike manner.

6. General Requirements.

(a) Tenant construction shall proceed only on the basis of the Final Construction Drawings. Changes that occur during actual construction that differ from same shall require alterations at Tenant’s expense to restore compliance with the Final Construction Drawings. No drawings are considered “approved” unless they bear Landlord’s signature of approval. Tenant will be responsible for paying for Landlord’s review of documents based on the actual out-of-pocket costs paid by Landlord to third parties.

(b) Landlord shall have no obligation or responsibility to Tenant in respect of minor deviations in the actual dimensions of the Premises. Tenant shall have the affirmative obligation to conduct an on-site verification of all measurements and dimensions prior to letting any contracts for the performance of Tenant’s Work and prior to ordering the fabrication of any trade fixtures.

(c) Upon Landlord’s approval of the Final Construction Drawings, Tenant shall submit the following to Landlord:

1. Names of general contractor (including main office name, address, phone and fax, and, as soon as it becomes available, project manager name, direct phone, fax, cell phone and email address, superintendent and field supervisor name, direct phone, job phone, cell phone, fax and email address) and all subcontractors (with full contact information for office and field supervision as listed above for general contractor), all of which shall be subject to Landlord’s approval;

2. Proof of financial ability;

3. Intentionally omitted;

4. Tenant/contractor insurance coverage;

B-I-2

5. Payment for Tenant’s Work to be performed by Landlord at Tenant’s expense, if any

6. Copy of building permit(s);

7. Completion schedule from Tenant’s contractor;

8. Proof of utility application/deposit to Landlord; and

9. Evidence of approval from Landlord’s insurance company for work to be performed within Premises.

10. Written acknowledgment by Tenant and its contractor that the Rules and Procedures for Contractors attached as Schedule I to this Exhibit B shall be adhered to during the performance of Tenant’s Work.

7. Time for Commencement and Completion of Tenant’s Work. Tenant will commence construction of Tenant’s Work at a time and in a manner which will not interfere with completion of any remaining portion of Landlord’s Work, and will perform and complete Tenant’s Work in compliance with such rules and regulations as Landlord and its architect and contractor, or contractors, may make.

8. Non-Interference. Any construction or other work that produces excessive noise or otherwise interferes with other tenants of the Building shall be performed at times other than Building Hours. Landlord may stop any construction or other work that interferes with the activities of other tenants of the Building during Building Hours.

9. Obligations of Tenant Before Lease Term Begins. Tenant shall perform promptly such of its monetary and other obligations contained in this Exhibit and the Lease as are to be performed by it whether the same accrue before or after the Lease Commencement Date.

10. Completion of Tenant’s Work. At such time as Tenant’s Work shall be completed, Tenant, at its sole cost and expense and without cost to Landlord shall:

(a) Furnish evidence satisfactory to Landlord that all of Tenant’s Work has been completed and paid for in full (and such work has been accepted by Landlord), that any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived, and that no security interests relating thereto are outstanding;

(b) Reimburse Landlord for the cost of any Tenant’s Work done for Tenant by Landlord;

(c) Furnish to Landlord all certifications and approvals with respect to Tenant’s Work that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Premises;

(d) Furnish Landlord with two (2) sets of complete “as built” drawings (including, but not limited to, mechanical, electrical, plumbing, fire-protection, fire-alarm and architectural as-built drawings) and CADD files of the Premises;

(e) Furnish to Landlord the insurance required by Article XIII of the Lease;

(f) Furnish an affidavit from Tenant’s architect certifying that all work performed in the Premises is in accordance with the Construction Drawings approved by Landlord;

(g) Furnish all guaranties and/or warranties in accordance with this Exhibit; and

(h) Furnish an a certified HVAC Test and Balance Report (reasonably satisfactory to Landlord).

11. Work Standards. All of Tenant’s Work shall be done and installed in compliance with all Laws and with the overall design and construction standards of the Building.

12. Permits. As expeditiously as possible, Tenant shall file all applications, plans and specifications, pay all fees and obtain all permits, certificates and other approvals required by the jurisdiction in which the Building is located and any other authorities having jurisdiction in connection with the commencement and completion of Tenant’s Work, and diligently and in good faith pursue same so that all permits and approvals are issued as soon as practicable. If minor modifications are at any time required by government authorities to any such plans or specifications, then Tenant shall make such

B-I-3

modifications. Tenant shall permit Landlord to assist Tenant in obtaining all such permits and other items. Tenant shall permit Landlord to assist Tenant in obtaining all such permits and other items. Tenant shall obtain a Non-Residential Use and Occupancy Permit and all other approvals required for Tenant to use and occupy the Premises and to open for business to the public. Copies of all building permits/occupancy permits are to be forwarded to Landlord.

13. Contractor Insurance. Tenant’s contractors and subcontractors shall be required to provide, in addition to the insurance required of Tenant pursuant to Article XIII of the Lease, the following types of insurance:

(a) Builder’s Risk Insurance. At all times during the period between the commencement of construction of Tenant’s Work and the date (the “Opening Date”) on which Tenant opens the Premises for business with the public with a valid certificate of occupancy (or use and occupancy permit, as applicable) in place, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s Risk Form covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant’s Work in place and all materials stored at the site of Tenant’s Work, and all materials, equipment, supplies and temporary structures of all kinds incident to Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(b) Worker’s Compensation. At all times during the period of construction of Tenant’s Work, Tenant’s contractors and subcontractors shall maintain in effect statutory worker’s compensation as required by the jurisdiction in which the Building is located.

14. Contractor Liability. Tenant assumes the responsibility and liability for any and all injuries or death of any or all persons, including Tenant’s contractors and subcontractors, and their respective employees, and for any and all damages to property caused by, or resulting from or arising out of any act or omission on the part of Tenant. Tenant’s contractors or subcontractors or their respective employees, in the prosecution of Tenant’s Work, and with respect to such work, agree to indemnify and save free and harmless Landlord from and against all losses and/or expenses, including reasonable legal fees and expenses which they may suffer or pay as the result of any damage to the Building or claims or lawsuits due to, because of, or arising out of any and all such injuries or death and/or damage, whether real or alleged; and Tenant and Tenant’s contractors and/or subcontractors or their respective insurance companies shall assume and defend at their own expense all such claims or lawsuits. Tenant agrees to insure this assumed liability in its policy of Broad Form Commercial General Liability insurance and the certificate of insurance or copy of the policy that Tenant will present to Landlord shall so indicate such contractual coverage.

15. Coordination. Landlord and Tenant acknowledge that to accommodate Tenant’s desired occupancy date, all or a portion of Landlord’s Work will or may be performed simultaneously with Tenant’s Work. Landlord and Tenant agree to cooperate with each other in the performance of their respective work, and shall coordinate their respective work so that such work shall not interfere with, or delay the completion of, the work being performed by the other, or by other lessees in the Building. Tenant shall schedule and coordinate with Landlord the construction of Tenant’s Work (and the means and times of access to and from the Premises by Tenant and Tenant’s contractors, subcontractors, deliverymen and agents) so as not to interfere with the normal operations of the Building or the operations of or construction for other tenants in the Building. All use of elevators is subject to scheduling by Landlord and governmental restrictions.

16. Roof. Landlord retains the sole right to disallow any and all roof penetrations by Tenant and roof installation of equipment and/or structures by Tenant.

17. Loads. No item shall be mounted on or hung from the interior or exterior of the Building by Tenant without Landlord’s prior written approval. If Tenant desires to mount or hang anything, Tenant shall notify Landlord of the loads involved and shall pay all costs involved.

18. Ducts. Tenant shall permit Landlord or its agent to install, maintain, repair and replace in the ceiling space and/or under the concrete slab, adjacent to demising partitions and free standing columns, electrical, water or other lines and/or ducts that may be required to serve the Common Areas or others in the Building.

19. Contractor Responsibilities. It shall be Tenant’s responsibility to cause each of Tenant’s contractors and subcontractors to:

(a) Maintain continuous protection of any premises adjacent to the Premises in such a manner (including the use of lights, guardrails, barricades and dust-proof partitions where required) as to prevent any damage to Landlord’s Work or said adjacent premises by reason of the performance of Tenant’s Work.

B-I-4

(b) Secure all parts of Tenant’s Work against accident, storm, and any other hazard. However, no barricades or other protective device shall extend more than two (2) feet beyond the Premises. In addition to the foregoing, Tenant’s barricade or other protective device shall be attractive in appearance, shall extend across the frontage and full height of the Premises and shall be of materials approved by Landlord. Such partition shall not interfere with Landlord’s completion of Common Areas of the Building.

(c) If Tenant’s construction is not complete so that the public is protected, Landlord at its sole discretion may require Tenant to shield the Premises from the public view, or Landlord may erect a temporary barrier across the entire storefront and charge Tenant one hundred dollars ($100) per linear foot of barrier.

(d) Comply strictly with the Rules and Regulations and Procedures set forth in Exhibit B-II, and Tenant agrees to be responsible for any violations thereof.

(e) Remove and dispose of, at Tenant’s sole cost and expense, at least daily and more frequently as Landlord may direct, all debris and rubbish caused by or resulting from Tenant’s Work, and upon completion, to remove all temporary structures, surplus materials, debris and rubbish of whatever kind remaining on any part of the Building or in proximity thereto which was brought in or created in the performance of Tenant’s Work (including stocking refuse). If at any time Tenant’s contractors and subcontractors shall neglect, refuse or fail to remove any debris, rubbish, surplus materials, or temporary structures, Landlord at its sole option may remove the same at Tenant’s expense without prior notice.

(f) Use only the Premises for the performance of Tenant’s Work. Entry into areas unrelated to the performance of Tenant’s Work is prohibited.

(g) Guarantee that the work done by it will be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Tenant shall also require that any such contractors and subcontractors shall be responsible for the replacement or repair without charge for any and all work done or furnished by or through such contractors or subcontractors which becomes defective within one (1) year after completion. Replacement or repair of such work shall include, without charge, all expenses and damages in connection with such removal, replacement, or repair of all or any part of such work, or any part of the Building which may have been damaged or disturbed thereby. All warranties or guarantees as to materials or workmanship or with respect to Tenant’s Work shall be contained in the contract or subcontract, which shall provide that said guarantees or warranties shall inure to the benefit of both Landlord and Tenant and be directly enforceable by either of them. Tenant covenants to give to Landlord any assignment or other assurance necessary to effect such right of direct enforcement.

20. Utilities. In connection with utility service to the Premises, all applications, deposits, installation charges and arrangement for the same (except those provided by Landlord) shall be the sole responsibility of Tenant. From and after the Lease Commencement Date, all utility charges shall be paid pursuant to the terms of the Lease.

B-I-5

EXHIBIT B

SCHEDULE I

RULES AND PROCEDURES FOR CONTRACTORS

B-I-6

EXHIBIT C

RULES AND REGULATIONS

This Exhibit is attached to and made a part of that certain Lease Agreement dated as of January     , 2012 (the “Lease”), by and between WELLS REIT – MULTI-STATE OWNER, LLC, a Delaware limited liability company (“Landlord”) and SAVIENT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

The following rules and regulations have been formulated for the safety and well-being of all tenants of the Building. Strict adherence to these rules and regulations is necessary to guarantee that every tenant will enjoy a safe and undisturbed occupancy of its premises. Any violation of these rules and regulations by Tenant shall constitute a default by Tenant under the Lease.

A. ALL TENANTS.

The following rules shall be applicable to all tenants of the Building:

1. Tenant shall not obstruct or encumber or use for any purpose other than ingress and egress to and from the Premises any sidewalk, entrance, passage, court, elevator, vestibule, stairway, corridor, hall or other part of the Building not exclusively occupied by Tenant. No bottles, parcels or other articles shall be placed, kept or displayed on window ledges, in windows or in corridors, stairways or other public parts of the Building. Tenant shall not place any showcase, mat or other article outside the Premises. Nothing may be placed on or about balcony areas, if any, of the Building without Landlord’s prior written approval. Tenant shall keep all portions of the Premises which are visible from the Building’s central atrium (if any) in a tasteful, neat and orderly condition characteristic of first-class professional offices, so as not to be offensive to other tenants of the Building. No desks, bookcases, file cabinets and other furniture shall be placed against the glass surrounding the Building’s central atrium (if any).

2. Landlord shall have the right to control and operate the public portions of the Building and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and other public portions or facilities of the Building by other tenants. Tenant shall coordinate in advance with Landlord’s property management department all heavy or bulky deliveries to the Building so that arrangements can be made to minimize such interference. Tenant shall not permit its employees and invitees to congregate in the elevator lobbies or corridors of the Building. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same. Public corridor doors, when not in use, shall be kept closed. Nothing, including mats and trash, shall be placed, swept or thrown into the corridors, halls, elevator shafts, stairways or other public or Common Areas.

3. Tenant shall not attach, hang or use in connection with any window or door of the Premises any drape, blind, shade or screen, without Landlord’s prior written consent. All awnings, drapes projections, curtains, blinds, shades, screens and other fixtures shall be of a quality, type, design and color, and shall be attached in a manner, approved in writing by Landlord. Any Tenant-supplied window treatments shall be installed behind Landlord’s standard window treatments so that Landlord’s standard window treatments will be what is visible to persons outside the Building. Drapes (whether installed by Landlord or Tenant) which are visible from the exterior of the Building shall be cleaned by Tenant at least once a year, without notice from Landlord, at Tenant’s own expense.

4. Tenant shall not use the water fountains, water and wash closets, and plumbing and other fixtures for any purpose other than those for which they were constructed, and Tenant shall not place any debris, rubbish, rag or other substance therein (including coffee grounds). All damages from misuse of fixtures shall be borne by the tenant causing same.

5. Tenant shall not construct, maintain, use or operate within the Premises any electrical device, wiring or apparatus in connection with a loudspeaker system (other than an ordinary telephone and paging system) or other sound system, in connection with any excessively bright, changing, flashing, flickering or moving light or lighting device, or in connection with any similar device or system, without Landlord’s prior written consent. Tenant shall not construct, maintain, use or operate any such device or system outside of its Premises or within such Premises so that the same can be heard or seen from outside the Premises. No flashing, neon or search lights shall be used which can be seen outside the Premises. Only warm white lamps may be used in any fixture that may be visible from outside the Building or Premises. Tenant shall not maintain, use or operate within the Premises any space heater.

6. Tenant shall not bring any bicycle, vehicle, animal, bird or pet of any kind into the Building, except seeing-eye or hearing-ear dogs for handicapped persons visiting the Premises. Except while loading and unloading vehicles, there shall be no parking of vehicles or other obstructions placed in the loading dock area.

7. Except as specifically provided to the contrary in the Lease, Tenant shall not cook or permit any cooking on the Premises, except for microwave cooking and use of coffee machines by Tenant’s employees for their own consumption. Tenant shall not cause or permit any unusual or objectionable odor to be produced upon or emanate from the Premises.

8. Tenant shall not make any unseemly or disturbing noise or disturb or interfere with occupants of the Building, whether by the use of any musical instrument, radio, talking machine or in any other way.

9. Tenant shall not place on any floor a load exceeding the floor load per square foot which such floor was designed to carry. Landlord shall have the right to prescribe the weight, position and manner of installation of safes and other heavy equipment and fixtures. Landlord shall have the right to repair at Tenant’s expense any damage to the Premises or the Building caused by Tenant’s moving property into or out of the Premises or due to the same being in or upon the Premises or to require Tenant to do the same. Tenant shall not receive into the Building or carry in the elevators any safes, freight, furniture, equipment or bulky item except as approved by Landlord, and any such furniture, equipment and bulky item shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator at designated times. Tenant shall remove promptly from any sidewalk adjacent to the Building any furniture, furnishing, equipment or other material there delivered or deposited for Tenant. Landlord reserves the right to inspect all freight to be brought into the Building, except for government classified and confidential client materials, and to exclude from the Building all freight which violates any of these rules or the Lease.

10. Tenant shall not place additional locks or bolts of any kind on any of the doors or windows, and shall not make any change in any existing lock or locking mechanism therein, without Landlord’s prior written approval. At all times Tenant shall provide Landlord with a “master” key for all locks on all doors and windows. Tenant shall keep doors leading to a corridor or main hall closed at all times except as such doors may be used for ingress or egress and shall lock such doors during all times the Premises are unattended. Tenant shall, upon the termination of its tenancy: (a) restore to Landlord all keys and security cards to stores, offices, storage rooms, toilet rooms, the Building and the Premises which were either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay the replacement cost thereof; and (b) inform Landlord of the combination of any lock, safe and vault in the Premises. At Landlord’s request, Landlord’s then customary charge per key shall be paid for all keys in excess of two (2) of each type. Tenant’s key system shall be consistent with that for the rest of the Building.

11. Except as shown in the Final Construction Drawings, Tenant shall not install or operate in the Premises any electrically operated equipment or machinery (other than standard servers, desk-top office equipment, including desk-top computers and copiers, typewriters, facsimile machines, printers or other similar equipment used in connection with standard office operations) without obtaining the prior written consent of Landlord. Landlord may condition such consent upon Tenant’s payment of additional rent in compensation for the excess consumption of electricity or other utilities and for the cost of any additional wiring or apparatus that may be occasioned by the operation of such equipment or machinery. Landlord shall have the right at any time and from time to time to designate the electric service providers for the Building. Tenant shall cooperate with Landlord and such service providers and shall allow, as reasonably necessary, access to the Building’s electric lines, feeders, risers, wiring and any other Building machinery. Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or changes in the use of, the water system, heating system, plumbing system, air-conditioning system or electrical system of the Premises or the Building, without obtaining Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. If any machine or equipment of Tenant causes noise or vibration that may be transmitted to such a degree as to be objectionable to Landlord or any tenant in the Building, then Landlord shall have the right to install at Tenant’s expense vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord or to require Tenant to do the same.

12. All telephone and telecommunications services desired by Tenant shall be ordered by and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be and remain solely in the Premises and the telephone closet(s) designated by Landlord. Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment (including wiring) nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Landlord shall have the right, upon reasonable prior notice to Tenant (except in the event of an emergency), to interrupt telecommunications facilities as necessary in connection with any repairs or with installation of other telecommunications equipment. Subject to the provisions of the Lease, Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, at the Premises or the Building, without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole and absolute discretion.

13. No telephone, telecommunications or other similar provider whose equipment is not then servicing the Building shall be permitted to install its lines or other equipment within or about the Building without first securing the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standards, as specific conditions of any consent: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services (including the costs of installation, materials and services); (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines and Landlord shall have reasonably determined that there is sufficient space in the Building for the placement of the necessary equipment and materials; (iii) the provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary; (iv) the provider shall agree to use existing building conduits and pipes or use building contractors (or other contractors approved by Landlord); (v) the provider shall pay Landlord such compensation as is reasonably determined by Landlord to compensate it for space used in the building for the storage and maintenance of the provider’s equipment, the fair market value of a provider’s access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vi) the provider shall agree to deliver to Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; and (vii) all of the foregoing matters shall be documented in a written agreement between Landlord and the provider on Landlord’s standard form and otherwise reasonably satisfactory to Landlord.

14. Landlord reserves the right to exclude from the Building at all times any person who does not properly identify himself to the Building management or attendant on duty. Landlord shall have the right to exclude any undesirable or disorderly persons from the Building at any time. Landlord may require all persons admitted to or leaving the Building to show satisfactory identification and to sign a register. Tenant shall be responsible for all persons for whom it authorizes entry into the Building and shall be liable to Landlord for all acts of such persons. Landlord has the right to evacuate the Building in the event of emergency or catastrophe or for the purpose of holding a reasonable number of fire drills.

15. Tenant shall not permit or encourage any loitering in or about the Premises and shall not use or permit the use of the Premises for lodging, dwelling or sleeping.

16. Tenant, before closing and leaving the Premises at the end of each business day, shall see that all lights and equipment are turned off, including coffee machines.

17. Tenant shall not request Landlord’s employees to perform any work or do anything outside of such employees’ regular duties without Landlord’s prior written consent. Tenant’s special requirements will be attended to only upon application to Landlord, and any such special requirements shall be billed to Tenant in accordance with the schedule of charges maintained by Landlord from time to time or as is agreed upon in writing in advance by Landlord and Tenant. Tenant shall not employ any of Landlord’s employees for any purpose whatsoever without Landlord’s prior written consent. Tenant shall notify Landlord or the Building manager of any person employed by it to do janitorial work within the Premises, except for full-time employees of Tenant, prior to such person’s commencing work, and such person shall, while in the Building and outside of the Premises, comply with all instructions issued by Landlord or its representatives.

18. There shall not be used in any space, or in the public halls of the Building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. Tenant shall be responsible for any loss or damage resulting from any deliveries made by or for Tenant.

19. Tenant shall not install or permit the installation of any wiring for any purpose on the exterior of the Premises. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord. All such work shall be effected pursuant to permits issued by all applicable governmental authorities having jurisdiction. Tenant shall not do anything, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other casualty or obstruct or interfere with the rights of, or otherwise injure or annoy, other tenants, or do anything in conflict with the valid pertinent laws, rules, or regulations of any governmental authority.

20. Tenant acknowledges that it is Landlord’s intention that the Building be operated in a manner which is consistent with the highest standards of cleanliness, decency and morals in the community which it serves. Toward that end, Tenant shall not sell, distribute, display or offer for sale any item which, in Landlord’s judgment, is inconsistent with the quality of operation of the Building or may tend to impose or detract from the moral character or image of the Building. Tenant shall not use the Premises for any immoral or illegal purpose. Tenant shall cooperate with Building employees in keeping the Premises neat and clean.

21. Unless otherwise expressly provided in the Lease, Tenant shall not use, occupy or permit any portion of the Premises to be used or occupied for the storage, manufacture, or sale of liquor.

22. Tenant shall purchase or contract for waxing, rug shampooing, venetian blind washing, interior glass washing, furniture polishing, janitorial work, removal of any garbage from any dining or eating facility or for towel service in the Premises, only from contractors, companies or persons approved by Landlord.

23. Tenant shall not remove, alter or replace the ceiling light diffusers, ceiling tiles or air diffusers in any portion of the Premises without the prior written consent of Landlord

24. Tenant shall not purchase water, ice, coffee, soft drinks, towels, or other merchandise or services from any company or person whose repeated violation of Building regulations has caused, in Landlord’s opinion, a hazard or nuisance to the Building and/or its occupants.

25. Tenant shall not pay any employee on the Premises except those actually employed therein; nor shall Tenant use the Premises as headquarters for large scale employment of workers for other locations.

26. Landlord shall have the right, upon written notice to Tenant, to require Tenant to refrain from or discontinue any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability for offices.

27. Tenant shall not in any manner deface any part of the Premises or the Building. Other than ordinary office decorations, no stringing of wires, boring or cutting shall be permitted except with Landlord’s prior written consent. Any floor covering installed by Tenant shall have an under layer of felt rubber, or similar sounddeadening substance, which shall not be affixed to the floor by cement or any other non-soluble adhesive materials.

28. Should Tenant’s use and occupancy of the Premises require the installation of supplemental cooling, and should the Building contain a closed loop, Tenant agrees that its supplemental cooling requirements will be serviced by tapping into the Building’s closed loop. Tenant shall be responsible for the cost of connecting into the loop and agrees to pay to Landlord as additional rent the monthly tap fee in accordance with Landlord’s then-current rate schedule. Should the Building not contain a closed loop, Tenant agrees to be responsible for fees associated with placing equipment on the roof of the Building.

29. Tenant shall handle its newspapers, “office paper,” garbage, trash and other waste products in the manner required by applicable law (as the same may be amended from time to time) whether required of Landlord or otherwise and shall conform with any recycling plan instituted by Landlord. Landlord shall have no obligation to accept any waste that is not prepared for collection in accordance with any such requirements. Landlord reserves the right to require Tenant to arrange for waste collection, at Tenant’s sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord, and to require Tenant to pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with any such requirements. If Tenant is unable to comply with Landlord’s standard procedures regarding the internal collection, sorting, separation and recycling of waste, then, upon reasonable advance notice to Landlord, Landlord shall use reasonable efforts to arrange for alternative procedures for Tenant, provided Tenant shall pay Landlord all additional costs incurred by Landlord with respect thereto.

30. Tenant shall not bring or keep, or permit to be brought or kept, in the Building any weapon or flammable, combustible or explosive fluid, chemical or substance, except as otherwise expressly permitted in the Lease.

31. Tenant shall comply with all workplace smoking Laws. There shall be no smoking in bathrooms, elevator lobbies, elevators, terraces, loading docks, plaza areas, and other Common Areas.

32. All wiring and cabling installed by Tenant shall be marked and coded, in a manner reasonably acceptable to Landlord, to identify such facilities as belonging to Tenant and the point of commencement and termination of such facilities. All such cabling and wiring shall, at Landlord’s request, be removed by Tenant upon the expiration or termination of the Lease if required by the terms of the Lease or if applicable governmental agencies require removal of such facilities upon the termination of their use or abandonment.

33. Landlord may, upon request of Tenant, waive Tenant’s compliance with any of the rules, provided that (a) no waiver shall be effective unless signed by Landlord, (b) no waiver shall relieve Tenant from the obligation to comply with such rule in the future unless otherwise agreed in writing by Landlord, (c) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with these rules and regulations, and (d) no waiver shall relieve Tenant from any liability for any loss or damage resulting from Tenant’s failure to comply with any rule. Landlord reserves the right to rescind any of these rules and make such other and further rules as in the judgment of Landlord shall from time to time be needed for the safety, protection, care, and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees, and invitees, which rules when made and notice thereof given to a tenant shall be binding upon it in like manner as if originally herein prescribed. In the event of any conflict or inconsistency between the terms and provisions of these rules, as now or hereafter in effect, and the terms and provision of the Lease, the terms and provision of the Lease shall prevail.

B. RETAIL TENANTS ONLY.

The following rules shall be applicable to retail tenants only:

1. Tenant shall replace promptly any cracked or broken glass in the Premises (including all windows, display cases, countertops and doors) with glass of like color, kind and quality.

2. Tenant shall not operate its business in a manner which is commonly known as a “discount house”, “wholesale house”, “cut-rate store”, or “outlet store”. The Premises shall not be used for conducting any barter, trade, or exchange of goods, or sale through promotional give-away gimmicks, or any business involving the sale of second-hand goods, insurance salvage stock or fire sale stock, and shall not be used for any auction or pawnshop business, any fire sale, bankruptcy sale, going-out-of-business sale, moving sale, bulk sale or any other business which, because of merchandising methods or otherwise, would tend to lower the first-class character of the Building.

3. Tenant shall not receive or ship articles of any kind outside the designated loading area for the Premises or other than during the designated loading times.

4. Tenant shall keep any garbage, trash, rubbish or other refuse in rat-proof containers within the interior of the Premises; deposit daily such garbage, trash, rubbish and refuse in receptacles designated by Landlord; and enclose and/or shield such receptacles in a manner approved by Landlord.

5. Tenant shall not sell, display or offer for sale any roach clip, water pipe, bong, coke spoon, cigarette papers, hypodermic syringe or other paraphernalia which in Landlord’s opinion are commonly used in connection with illegal drugs, or any pornographic, lewd, suggestive or “adult” newspaper, book, magazine, film, picture or merchandise of any kind.

6. Tenant shall not install burglar bars in or to the Premises without Landlord’s prior approval and if requested to do so by Landlord, install a locking system compatible with the locking system being used by Landlord at the Building.

EXHIBIT D

CERTIFICATE AFFIRMING THE LEASE AND RENT COMMENCEMENT DATES

This Certificate is being provided pursuant to that certain Office Lease Agreement dated as of January     , 2012 (the “Lease”), by and between WELLS REIT – MULTI-STATE OWNER, LLC, a Delaware limited liability company (“Landlord”) and SAVIENT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”). The parties to the Lease desire to confirm the following:

1. The Lease Commencement Date is                     , 201  .

2. The Rent Commencement Date is                     , 201  .

3. The initial Lease Term shall expire on                     ,         .

Attached to this Certificate is evidence of payment of premiums for all insurance required pursuant to the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Certificate under seal on                     , 201  .

WITNESS/ATTEST:

WITNESS/ATTEST:

LANDLORD:

WELLS REIT – MULTI-STATE OWNER, LLC, a Delaware limited liability company

By:	[SEAL]

Name:

Title:

TENANT:

SAVIENT PHARMACEUTICALS, INC., a Delaware corporation

By:	[SEAL]

Name:

Title:

EXHIBIT E

EXERCISE FACILITY CONSENT AND WAIVER OF LIABILITY

In order to use the fitness facilities and equipment located at Bridgewater Crossing (the “Building”), I hereby certify, covenant, and agree:

1. I am in good physical condition and able to use the facilities and equipment and to participate in any and all exercise and fitness activities available or to be available. I have a reasonable basis for this opinion due to examination and/or consultation with my physician. I fully recognize that I am responsible for knowledge of my own state of health at all times.

2. I will do all exercise and participate in all activities at my own pace and at my own risk. I will use good judgment while exercising, will not overexert, and will follow any instructions concerning exercise procedures. If I have any questions regarding my workout, I will consult a trained professional.

3. I acknowledge that the fitness facility is unstaffed. I understand and acknowledge that neither the owner of the Building (“Owner”), nor the property management company (“Manager”), nor any of their agents, advisors or employees, represents that its employees, personnel or agents have expertise in diagnosing, examining or treating medical conditions of any kind of in determining the effect of any specific exercise on such medical condition.

4. I understand that in participating in one or more exercises or fitness activities at the facility, or in use of the equipment or the facility in any way, there is a possibility of accidental or other physical injury or loss of my personal property. I agree to assume that risk of any such accident or injury or loss of property. I hereby release and discharge Owner and Manager, their respective officers, agents, employees, personnel, partners, directors, shareholders, affiliates and other representatives, and their successors and assigns (collectively, the “Released Parties”), from any and all liability, harm and damage, and waive any and all claims whatsoever, for any injury, accident or loss in connection with my use of or entry into the facility. In addition, I hereby agree to defend, indemnify and hold harmless the Released Parties from any and all costs, claims, liability, harm, damage or expenses resulting from my use of or entry into the facility or the equipment.

5. I acknowledge that I have received and read a copy of the current Rules and Regulations governing the use of the fitness center (a copy of which is attached hereto). I agree that I will fully comply with all rules and regulations as they are amended from time to time.

USER:

Employer Name:	Employee Name (Please Print):

Suite Number	Signature

Telephone	Date

Access Key Number:

FITNESS FACILITY RULES AND REGULATIONS

The following Rules and Regulations are intended to make the Fitness Facility (“Facility”) at Bridgewater Crossing, as safe, enjoyable and pleasant as possible for all users of the Facility (“Users”). These Rules are applicable to all Users and may be changed from time to time by Landlord or Building Manager, in order to provide for the safe, orderly and enjoyable use of the Facility’s facilities and equipment.

1. Use. Users shall use the Fitness Facility and related equipment solely for weight and cardiovascular training on the equipment provided. Users shall not misuse or use the facilities and related equipment in any manner which will damage the same. Users shall not install, nor tamper with or remove, any equipment in the Facility. No person may use the Facility unless they have signed a Waiver of Liability. This Facility is open to tenants only. Guests are not authorized to use the Facility and users shall not grant access to the Facility, nor permit the Facility to be used, by any unauthorized persons. Any User that provides an unauthorized person with access to the Facility will be prohibited from using the Facility. Each User acknowledges that he or she shall exercise caution when using the Facility, that the Facility is unstaffed, and that no security is provided by Landlord. Any suspicious activity should be reported to the Building Manager.

2. Hours of Operation. The Facility is open twenty-four hours per day, seven days per week. However, in order to accommodate thorough cleaning of the facility, access to certain areas of the Facility may be limited during cleaning hours, which are currently from 6 p.m. to 9 p.m., Monday through Friday. The Facility will not be open for use on legal public holidays. The Facility may be closed, and its hours of operation modified from time-to-time, at Landlord’s sole discretion. Tenants will be notified at least 24 hours in advance of any closing, unless such closing is due to emergency.

3. Clothing. The minimum attire at the facility shall be gym shorts, tee shirts, socks and tennis shoes. Any conventional exercise attire is permissible, including leotards and tights, warm-up suits, etc. Sneakers, tennis shoes, or similar footwear must be worn at all times. Users of the Facility must wear clean and appropriate attire when in transit to and from the Facility, which may include, but not be limited to, warm-up suits and sweatsuits.

4. Conduct. Any conduct which unreasonably interferes with the use or enjoyment of Facility or the equipment by others, or disrupts or interferes with the normal, safe, orderly and efficient operation of the Facility or the equipment, is strictly prohibited. Radios, tape recorders or other similar personal audio equipment may not be used without headphones. No Tenant shall make, or permit to be made, any disturbing noises or disturb or interfere with the occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, tape recorder, loud speaker or other sound system. After a User completes its use of a piece of equipment within the Facility, such User shall wipe that piece of equipment with disinfectant solution provided by the Building Manager. Those in violation of these rules will be subject to immediate expulsion.

5. Smoking. Smoking of any kind or any other consumption of tobacco products is strictly prohibited in the Facility.

6. Solicitations and Petitions. Solicitation for the sale of any product or service, or for charitable contributions, and petitions of any kind, are strictly prohibited.

7. Identification. Upon request by Landlord’s employee or personnel, users must present their key for identification purposes. Neither Landlord or the Building Manager assumes responsibility for lost or stolen keys.

8. Food and Beverages Prohibited. No food or beverages (other than water) shall be brought to the Facility. All food and beverages (other than water) are strictly prohibited.

9. Notices, Complaints or Suggestions. Users must immediately notify Landlord or Building Manager in the event that they discover any unsafe or hazardous defect or condition relating to the Facility or the equipment, or any more than de minimis breakage, fire, or disorder at the Facility. Complaints or suggestions as to the operation, maintenance, services, or equipment at the Facility should be directed to Building Manager.

10. Other Facilities. Landlord or Building Manager may prohibit the use of or close the Facility if misused in any way. Landlord and Building Manager take no responsibility for personal possessions left in the facility. Locks or lockers are permissible, but all articles and locks must be removed when the user leaves the Facility. Landlord and Building Manager reserve the right to remove and dispose of any locks and personal possessions remaining in the Facility when it closes each day. Landlord and Building Manager make no representation or warranty that the use of any locker will protect User’s personal property from damage, loss or theft.

11. Violation of Rules. Repeated failure or refusal to comply with these Rules and Regulations may result in the loss of privileges.

12. Maintenance. No member shall leave any litter, trash, debris, or articles of clothing at the Facility. The entry door(s) to the Facility shall be kept closed and locked at all times.

13. No Representations. User hereby acknowledges that the installation of equipment, devices and/or facilities in or serving the Facility shall in no way be deemed a representation or warranty by Operator regarding the efficacy or safety of the same, nor as an agreement or undertaking by, or obligation of, Operator to protect, indemnify or hold User harmless from any harm of any type or to ensure User’s safety. It is expressly understood and agreed that use of the Facility by User shall be at User’s sole risk.

14. Card Keys. User hereby agrees to keep any card key and/or locker key provided to User in User’s possession and control at all times until required or requested to surrender the same, and in no event shall User lend or otherwise transfer its card key or locker key to any other person. In the event User shall lose or misplace its card key or locker key, or in the event User’s card key or locker key shall be stolen, User shall immediately notify Landlord and Operator in writing. User further agrees that, in the event either (i) User’s employment with Tenant is terminated for any reason, or (ii) Tenant shall be in default under its lease with Landlord, Operator may immediately de-activate User’s key card and User shall immediately surrender its card key and locker key to Operator. User hereby acknowledges that the card key and locker key are and shall remain the property of Operator, and User agrees to return the same to Operator upon the expiration (or sooner termination) of Tenant’s lease or any earlier date on which Operator is entitled to de-activate said card key. Inoperative (but not de-activated) cards keys will be replaced at no charge, but lost and de-activated card keys will be replaced (or reactivated, as the case may be) at a cost established by the Operator from time to time. Lost locker keys shall be replaced, and the appropriate locker re-keyed, at a cost established by the Operator from time to time.

15. Consent. As a condition to the use of the Facility, all Users must sign a Consent and Waiver on Landlord’s current form.

EXHIBIT F

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

This SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is entered into as of                     , 20     (the “Effective Date”), between     [insert Trustee]    , as Trustee for the registered holders of     [insert Trust]     (“Mortgagee”), and                         , a                          (“Tenant”).

A.     [insert Borrower]     (“Landlord”), owns the real property located at                                  (such real property, including all buildings, improvements, structures and fixtures located thereon, shall be hereinafter referred to as the “Landlord’s Premises”), as more particularly described on Exhibit A attached hereto.

B.	Mortgagee is the holder of a loan (the “Loan”) to Landlord, which Loan is secured, in part, by that certain [describe mortgage] dated , 20 , in favor of Mortgagee (as amended, increased, renewed, extended, spread, consolidated, severed, restated or otherwise changed from time to time, the “Mortgage”), recorded at Book , Page , in the [Official Records of the County of ].

C. Pursuant to that certain                                  [describe lease], dated as of                     , 20    , (the “Lease”), Landlord demised to Tenant a portion of Landlord’s Premises as described in the Lease (the “Tenant’s Premises”).

D. Tenant and Mortgagee desire to agree upon the relative priorities of their interests in Landlord’s Premises and their rights and obligations if certain events occur.

NOW, THEREFORE, for good and sufficient consideration, Tenant and Mortgagee agree:

1.	DEFINITIONS

The following terms shall have the following meanings for purposes of this Agreement.

1.1 Construction-Related Obligation. A “Construction-Related Obligation” means any obligation of Landlord under the Lease to make, pay for or reimburse Tenant for any alterations, demolitions or other improvements or work at Landlord’s Premises, including Tenant’s Premises. “Construction-Related Obligations” shall not include: (a) reconstruction or repair following fire, casualty or condemnation to the extent of insurance proceeds or condemnation awards actually received by Mortgagee or (b) day-to-day maintenance and repairs.

1.2 Foreclosure Event. A “Foreclosure Event” means: (a) foreclosure under the Mortgage; (b) any other exercise by Mortgagee of rights and remedies (whether under the Mortgage or under applicable law, including bankruptcy law) as holder of the Loan and/or the Mortgage, as a result of which Successor Landlord becomes owner of Landlord’s Premises; or (c) delivery by Landlord to Mortgagee (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in Landlord’s Premises in lieu of any of the foregoing.

1.3 Former Landlord. A “Former Landlord” means Landlord and any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.

1.4 Offset Right. An “Offset Right” means any right or alleged right of Tenant to any offset, defense claim, counterclaim, reduction, deductions or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under the Lease, arising (whether under the Lease or other applicable law) from Landlord’s breach or default under the Lease.

1.5 Rent. The “Rent” means any fixed rent, base rent or additional rent under the Lease.

1.6 Successor Landlord. A “Successor Landlord” means any party that becomes owner of Landlord’s Premises as the result of a Foreclosure Event.

1.7 Termination Right. A ‘Termination Right” means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction, arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease.

2.	SUBORDINATION.

The Lease shall be, and shall at all times remain, subject and subordinate to the Mortgage, the lien imposed by the Mortgages and all advances made under the Mortgage.

3.	NON-DISTURBANCE; RECOGNITION AND ATTORNMENT

3.1 No Exercise of Mortgage Remedies Against Tenant. So long as the Lease has not been terminated, Mortgagee shall not name or join Tenant as a defendant in any exercise of Mortgagee’s rights and remedies arising upon a default under the Mortgage, unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies. In the latter case, Mortgagee may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action.

3.2 Non-Disturbance and Attornment. If the Lease has not been terminated when Successor Landlord takes title to the Landlord’s Premises: (a) Successor Landlord shall not terminate or disturb Tenant’s possession of Tenant’s Premises under the Lease, except in accordance with the terms of the Lease and this Agreement; (b) Successor Landlord shall be bound to Tenant under all of the terms and conditions of the Lease (except as provided in this Agreement); (c) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under the Lease as modified by this Agreement; and (d) the Lease shall continue in full force and effect as a direct lease in accordance with its terms (except as provided in this Agreement) between Successor Landlord and Tenant.

3.3 Further Documentation. The provisions of this Article shall be effective and self-operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of this Article in writing upon written request by either of them.

4.	PROTECTION OF SUCCESSOR LANDLORD.

Notwithstanding anything to the contrary in the Lease or the Mortgage, Successor Landlord shall not be liable for or bound by any of the following matters:

4.1 Claims Against Former Landlord. Any Offset Right that Tenant may have against any Former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment.

4.2 Prepayments. Any payment of Rent that Tenant may have made to Former Landlord more than thirty (30) days before the date such Rent was first due and payable under the Lease.

4.3 Payment; Security Deposit. Any obligation: (a) to pay Tenant any sum(s) that any Former Landlord owed to Tenant or (b) with respect to any security deposited with Former Landlord, unless such security was actually delivered to Mortgagee.

4.4 Modification, Amendment or Waiver. Any modification or amendment of the Lease, or any waiver of any terms of the Lease, made without Mortgagee’s prior written consent.

4.5 Surrender, Etc. Any consensual or negotiated surrender, cancellations or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease.

4.6 Construction-Related Obligations. Any Construction-Related Obligation of Former Landlord.

4.7 Casualty; Condemnation. Any obligation of Former Landlord to restore the Landlord’s Premises, including the Tenant’s Premises, except to the extent of insurance proceeds or condemnation awards actually received by Mortgagee after the deduction of all costs and expenses incurred in obtaining such proceeds or awards, and subject to the terms of the Mortgage with respect to the disposition of such proceeds or awards.

5.	EXCLUSION OF SUCCESSOR LANDLORD.

Notwithstanding anything to the contrary in this Agreement or the Lease, upon any attornment pursuant to this Agreement, the Lease shall be deemed to have been automatically amended to provide that Successor Landlord’s obligations and liability under the Lease shall never extend beyond Successor Landlord’s (or its successors’ or assigns’) interest, if any, in Landlord’s Premises from time to time, Successor Landlord’s interest in the Lease and the proceeds from any sale or other disposition of Landlord’s Premises by Successor Landlord (collectively, “Successor Landlord’s Interest”). Tenant shall look exclusively to Successor Landlord’s Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as modified by this Agreement.

6.	MORTGAGEE’S RIGHT TO CURE.

6.1 Notice to Mortgagee. Notwithstanding anything to the contrary in the Lease, before exercising any Termination Right or Offset Right, Tenant shall provide Mortgagee with notice of the breach or default by Landlord giving rise to same (the “Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below.

6.2 Mortgagee’s Cure Period. After Mortgagee receives a Default Notice, Mortgagee shall have a period of thirty (30) days beyond any cure period provided to Landlord under the Lease in which to cure the breach or default by Landlord. Mortgagee shall have no obligation to cure any breach or default by Landlord, except to the extent that Mortgagee agrees or undertakes otherwise in writing.

6.3 Extended Cure Period. In addition, as to any breach or default by Landlord the cure of which requires possession and control of Landlord’s Premises, Mortgagee’s cure period shall continue for such additional time as Mortgagee may reasonably require to either (a) obtain possession and control of Landlord’s Premises and thereafter cure the breach or default with reasonable diligence and continuity or (b) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.

7.	RENT PAYMENT NOTICES.

From and after Tenant’s receipt of written notice from Mortgagee (a “Rent Payment Notice”), Tenant shall pay all Rent to Mortgagee or as Mortgagee shall direct in writing, until such time as Mortgagee directs otherwise in writing. Tenant shall comply with any Rent Payment Notice, notwithstanding any contrary instruction, direction or assertion from Landlord. Mortgagee’s delivery to Tenant of a Rent Payment Notice, or Tenant’s compliance therewith, shall not be deemed to: (a) cause Mortgagee to succeed to or to assume any obligations or responsibilities as Landlord under the Lease, all of which shall continue to be performed and discharged solely by Landlord unless and until any attornment has occurred pursuant to this Agreement; or (b) relieve Landlord of any obligations under the Lease.

8.	CONFIRMATION OF FACTS.

Tenant represents to Mortgagee and to any Successor Landlord, in each case as of the Effective Date:

8.1 Effectiveness of Lease. The Lease is in full force and effect, has not been modified and constitutes the entire agreement between Landlord and Tenant relating to Tenant’s Premises. Tenant has no interest in Landlord’s Premises except pursuant to the Lease. No unfulfilled conditions exist to Tenant’s obligations under the Lease.

8.2 Rent. Tenant has not paid any Rent that is first due and payable under the Lease after the Effective Date.

8.3 No Landlord Default. To the best of Tenant’s knowledge, no breach or default by Landlord exists and no event has occurred that, with the giving of notice, the passage of time or both, would constitute such a breach or default.

8.4 No Tenant Default. Tenant is not in default under the Lease and has not received any uncured notice of any default by Tenant under the Lease.

8.5 No Termination. Tenant has not commenced any action nor sent or received any notice to terminate the Lease. Tenant has no presently exercisable Termination Right(s) or Offset Right(s).

8.6 Commencement Date. The “Commencement Date” of the Lease was                      20    .

8.7 Acceptance. Tenant has accepted possession of Tenant’s Premises and Landlord has performed all Construction-Related Obligations related to Tenant’s initial occupancy of Tenant’s Premises and Tenant has accepted such performance by Landlord.

8.8 No Transfer. Tenant has not transferred, encumbered, mortgaged, assigned, conveyed or otherwise disposed of the Lease or any interest therein.

8.9. Due Authorization. Tenant has full authority to enter into this Agreement, which has been duly authorized by all necessary actions.

9.	MISCELLANEOUS.

9.1 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and given by certified mail (return receipt requested) or by nationally recognized overnight courier service that regularly maintains records of items and shall be delivered to Mortgagee or Tenant (applicable) at the addresses set forth below. Notices shall be effective upon receipt.

If to Tenant:

With a copy to:

If to Mortgagee	[Trustee]
c/o CWCapital Asset Management LLC
701 13th Street, NW; Suite 1000
Washington, DC 20005
Attn: Legal Dept/[insert portfolio series ID]

9.2 Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord and its successors and assigns. If Mortgagee assigns the Mortgage, upon delivery to Tenant of written notice thereof all liability of the assignor shall terminate.

9.3 Entire Agreement. This Agreement constitutes the entire agreement between Mortgagee and Tenant regarding the subordination of the Lease to the Mortgage and the rights and obligations of Tenant and Mortgagee as to the subject matter of this Agreement.

9.4 Interaction with Lease. If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement.

9.5 Mortgagee’s Rights and Obligations. Except as expressly provided for in this Agreement, Mortgagee shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to this Agreement, all rights and obligations of Mortgagee under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement.

9.6 Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the state where the Landlord’s Premises is located excluding its principles of conflict of laws.

9.7 Amendments. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the party to be charged.

9.8 Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the-same instrument.

9.9 Mortgagee’s Authority. Mortgagee represents that Mortgagee has full authority to enter into this Agreement, and Mortgagee’s entry into this Agreement has been duly authorized by all necessary actions.

IN WITNESS WHEREOF, this Agreement has been duly executed by Mortgagee and Tenant as of the Effective Date.

MORTGAGEE

[Insert name of Trustee] as Trustee for the registered holders of [insert name of portfolio with Series designation]

By:	CWCapital Asset Management LLC,
solely in its capacity as Special Servicer to the Trust

By:

Name:

Title:

TENANT

By:

Name:

Title:

Landlord consents and agrees to the terms of the foregoing Agreement, which was entered into at Landlord’s request. The foregoing Agreement shall not alter, waive or diminish any of Landlord’s obligations under the Mortgage or the Lease. The above Agreement discharges any obligations of Mortgagee under the Mortgage and related loan documents to enter into a non-disturbance agreement with Tenant.

Landlord irrevocably directs Tenant to comply with any Rent Payment Notice, notwithstanding any contrary direction, instructions, or assertion by Landlord. Tenant shall be entitled to rely on any Rent Payment Notice. Tenant shall be under no duty to controvert or challenge any Rent Payment Notice. Tenant’s compliance with a Rent Payment Notice shall not be deemed to violate the Lease.

LANDLORD

By:

Name:

Title:

Dated:                     , 20

Each of the undersigned, a guarantor of Tenant’s obligations under the Lease (a “Guarantor”), consents to Tenant’s execution, delivery and performance of the foregoing Agreement. From and after any attornment pursuant to the foregoing Agreement, that certain Guaranty dated                     , 20     (the “Guaranty”) executed by Guarantor in favor of                      shall automatically benefit and be enforceable by Successor Landlord with respect to Tenant’s obligations under the Lease as affected by the foregoing Agreement. Successor Landlord’s rights under the Guaranty shall not be subject to any defense, offset, claim, counterclaim, reduction or abatement of any kind resulting from any act, omission or waiver by any Former Landlord for which Successor Landlord would, pursuant to the foregoing Agreement, not be liable or answerable after an attornment. Guarantor confirms that the Guaranty is in full force and effect and Guarantor currently has no offset, defense (other than any arising from actual payment or performance by Tenant, which payment or performance would bind a Successor Landlord under the foregoing Agreement), claim, counterclaim, reduction, deduction or abatement against Guarantor’s obligations under the Guaranty.

GUARANTOR

By:

Name:

Title:

Dated:                     , 20

EXHIBIT G

Legal Property Description

EXHIBIT A

The Land

All that certain Lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Township of Bridgewater, County of Somerset, State of New Jersey.

BEGINNING at a point, said point being the most northwesterly corner of Lot 4.02, Block 552 in common with Lot 1, Block 552 on the easterly sideline of Commons Way; thence:

(1)Leaving said easterly sideline of Commons Way and running easterly partly along an existing curb line, North 75 degrees 43 minutes 03 seconds East, a distance of 85.18 feet to a point of curvature; thence

(2)Still running partly with said curb line on a curve to the right with a radius of 300.00 feet, a central angle of 25 degrees 17 minutes 30 seconds and an arc length of 132.43 feet (chord North 88 degrees 21 minutes 48 seconds East - 131.35 feet) to a point of reverse curvature; thence

(3)Still running partly with said curb line on a curve to the left with a radius of 422.00 feet, a central angle of 72 degrees 45 minutes 28 seconds and an arc length of 535.88 feet (chord North 64 degrees 37 minutes 49 seconds East - 500.60 feet) to the southerly sideline of US Highway Route 287 marked by a concrete monument; thence

(4) Along said sideline and running southeasterly, South 60 degrees 29 minutes 52 seconds East, a distance of 382.89 feet; thence

(5) Still with said sideline and direction, South 65 degrees 26 minutes 17 seconds East, a distance of 542.25 feet to the westerly sideline of North Bridge Street; thence

61

(6) Running southerly along the westerly sideline of North Bridge Street, South 04 degrees 48 minutes 14 seconds East, a distance of 242.99 feet to its intersection with the northerly sideline of Pannone Drive marked by a drill hole set; thence

(7) Along the northerly sideline of Pannone Drive, North 86 degrees 53 minutes 50 seconds West, a distance of 598.01 feet to a capped iron pin to be reset; thence

(8) Running westerly, North 86 degrees 53 minutes 50 seconds West, a distance of 114.97 feet to an angle point; thence

(9)Running northwesterly and partly along an existing parking stall painted line and across the parking area, North 37 degrees 00 minutes 53 seconds West, a distance of 108.46 feet; thence

(10)Leaving said curb line and running northwesterly between the existing buildings and courtyard, North 50 degrees 10 minutes 44 seconds West, a distance of 212.27 feet to an existing curb line; thence

(11) Along said curb line on a curve to the right with a radius of 209.00 feet, a central angle of 13 degrees 06 minutes 09 seconds and an arc length of 47.79 feet (chord North 46 degrees 55 minutes 16 seconds West - 47.69 feet); thence

(12) Leaving said curb line and running northerly along an existing parking stall painted line and across the parking area, North 36 degrees 31 minutes 40 seconds West, a distance of 52.88 feet to an existing curb line; thence

(13)Still running northerly across a curbed island, North 65 degrees 47 minutes 35 seconds West, a distance of 10.55 feet; thence

(14) Leaving said curb line and running along said parking stall painted line, North 34 degrees 30 minutes 59 seconds West, a distance of 18.00 feet; thence

62

(15)Still running northerly across the parking area, North 19 degrees 53 minutes 36 seconds West, a distance of 25.00 feet to a parking stall painted line; thence

(16) Still running northerly along an existing parking stall painted line, North 37 degrees 57 minutes 44 seconds West, a distance of 18.00 feet to an existing curb line; thence

(17) Running westerly and with said curb line on a curve to the right with a radius of 87.00 feet, a central angle of 47 degrees 25 minutes 02 seconds and an arc length of 72.00 feet (chord South 75 degrees 44 minutes 47 seconds West - 69.96 feet), to a point of tangency; thence

(18) Running westerly and partly with an existing curb line, North 80 degrees 32 minutes 43 seconds West, a distance of 75.99 feet to an existing curb line; thence

(19)Running northerly along said curb line on a curve to the left with a radius of 300.00 feet, a central angle of 07 degrees 05 minutes 35 seconds and an arc length of 37.14 (37.12 deed) feet (chord North 00 degrees 08 minutes 12 seconds East - 37.12 feet) to a point of tangency; thence

(20) Leaving said curb line, North 03 degrees 24 minutes 36 seconds West, a distance of 14.46 feet to an angle point; thence

(21)Running westerly, North 84 degrees 31 minutes 07 seconds West, a distance of 127.72 feet to a point of curvature; thence

(22) Still running westerly along an existing curb line on a curve to the left with a radius of 320.00 feet, a central angle of 20 degrees 05 minutes 59 seconds and an arc length of 112.26 feet (chord South 85 degrees 25 minutes 54 seconds West, 111.68 feet) to a point of tangency; thence

(23)Still with said curb line, South 75 degrees 22 minutes 54 seconds West, a distance of 51.77 feet to a point of curvature; thence

63

(24)Running in a southwesterly direction still with said curb line on a curve to the left with a radius of 30.00 feet, a central angle of 44 degrees 34 minutes 22 seconds and an arc length of 23.34 feet (chord South 53 degrees 05 minutes 43 seconds West - 22.75 feet) to the easterly sideline of Commons Way; thence

(25) Along the easterly sideline of Commons Way, North 14 degrees 16 minutes 57 seconds West, a distance of 67.64 feet to the point and place of BEGINNING.

The above description is drawn in accordance with a survey made by The Reynolds Group, Inc. dated December 31, 2002 and revised to January 13, 2003.

Together with the beneficial rights as set forth in Declaration of Easements recorded November 7, 1986 in Deed Book 1603 Page 1; recorded November 17, 1986 in Deed Book 1604 Page 177; and Amendment to Declaration of Easement recorded November 9, 1988 in Deed Book 1708 Page 343.

Together with the beneficial rights as set forth in Declaration of Reciprocal Easement Agreement recorded January 20, 1999 in Deed Book 2215 Page 474.

Together with the beneficial rights as set forth in Declaration of Easements recorded November 14, 2002 in Book 5241 Page 2001.

NOTE FOR INFORMATION ONLY: Being Lot(s) 4.02, Block 552, Tax Map of the Township of Bridgewater, County of Somerset.

64

EXHIBIT H

Project Site Plan

BRIDGEWATER CROSSING II DESCRIPTION AND ANALYSIS OF THE LAND

SITE PLAN

IRR Integra Realty Resources PAGE 37